                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                       OSBORN COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                       OSBORN COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).


[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1)  Title of each class of securities to which transaction applies:
        Osborn Communications Corporation Common Stock, par value $.01 per share

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
        5,413,014

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        $15.375 -- cash exchange rate

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
        $83,225,090.25

        ------------------------------------------------------------------------

     (5)  Total fee paid:
        $16,645.00

        ------------------------------------------------------------------------


[X]  Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                       OSBORN COMMUNICATIONS CORPORATION

                                130 MASON STREET
                          GREENWICH, CONNECTICUT 06830


                                                               November 14, 1996


To Our Stockholders:


     You are cordially invited to attend the Special Meeting of Stockholders of Osborn Communications Corporation (the "Company") to be held on December 17, 1996 at 10:00 A.M., Eastern Time at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, 24th Floor, New York, New York. At the Special Meeting, you will be asked to consider and vote upon a proposal to (i) approve and adopt an Agreement and Plan of Merger, dated as of July 23, 1996 (the "Merger Agreement"), among the Company, OCC Holding Corporation, a Delaware corporation (the "Parent"), and OCC Acquisition Company, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the "Subsidiary") and the transactions contemplated thereby, and (ii) approve the merger of the Subsidiary with and into the Company (the "Merger"), pursuant to which the Subsidiary will cease to exist, the Company will survive as a wholly-owned subsidiary of the Parent, and the holders of the Company's outstanding Common Stock, par value $.01 per share (the "Shares"), will become entitled to receive $15.375 in cash, without any interest thereon, for each Share (other than (i) any Share held by the Parent or the Subsidiary, which will be canceled, (ii) any Share held in the treasury of the Company, which will be canceled, and (iii) any Dissenting Shares) held immediately prior to the Effective Time (as defined below) (the "Merger Proposal").



     If the requisite approval of the stockholders of the Company is received and other conditions to the Merger are satisfied or waived, the Merger will be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware law (the date and time of the completion of such filing being the "Effective Time"). The closing (the "Closing") of the Merger, subject to the satisfaction or waiver of the conditions to the Merger, will occur on or before the tenth business day after consent of the Federal Communications Commission (the "FCC Consent") has become a Final Order, upon written notice from Subsidiary to the Company of the date on which the Closing will occur (the "Closing Date"); provided, however, that in no event shall the Closing occur prior to February 20, 1997 unless otherwise agreed to by both parties and as permitted by applicable law.



     Your Board of Directors has carefully considered the terms and conditions of the Merger and has approved the Merger Agreement and the transactions contemplated thereby. In addition, the Board of Directors has received the written opinion of its financial advisor, Alex. Brown & Sons Incorporated (a copy of which is included with the accompanying Proxy Statement) that the Merger is fair from a financial point of view to the stockholders of the Company. YOUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF OSBORN COMMUNICATIONS CORPORATION AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER PROPOSAL.


     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Proxy Statement which more fully describes the Merger and the terms and conditions of the Merger Agreement, and a proxy. Please read and consider the Proxy Statement carefully.

     All stockholders are cordially invited to attend the Special Meeting. Should you be unable to attend, however, it is important that your Shares be represented, regardless of the number of Shares you own. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO

POSTAGE IF MAILED IN THE UNITED STATES. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously submitted your proxy.

     On behalf of your Board of Directors, thank you for your continued support.

                                          Sincerely,

                                          Frank D. Osborn
                                          President and
                                          Chief Executive Officer


STOCK CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, STOCKHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR SHARES FOR CASH.

                       OSBORN COMMUNICATIONS CORPORATION

                                130 MASON STREET
                          GREENWICH, CONNECTICUT 06830

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 17, 1996


                            ------------------------


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Osborn Communications Corporation (the "Company") will be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, 24th Floor, New York, New York on Tuesday, December 17, 1996 at 10:00 A.M., Eastern Time, for the following purposes:



          a. To consider and vote upon a proposal to (i) approve and adopt an Agreement and Plan of Merger, dated as of July 23, 1996 (the "Merger Agreement"), among the Company, OCC Holding Corporation, a Delaware corporation (the "Parent") and OCC Acquisition Company, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the "Subsidiary") and the transactions contemplated thereby, and (ii) approve the merger of the Subsidiary with and into the Company (the "Merger"), pursuant to which the Subsidiary will cease to exist, the Company will survive as a wholly-owned subsidiary of the Parent, and the holders of the Company's outstanding Common Stock, par value $.01 per share (the "Shares"), will become entitled to receive $15.375 in cash, without any interest thereon, for each Share (other than (i) any Share held by the Parent or the Subsidiary, which will be canceled, (ii) any Share held in the treasury of the Company, which will be canceled, and (iii) any Dissenting Shares) held immediately prior to the Effective Time (the "Merger Proposal").


          b. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.


     The close of business on November 8, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Only stockholders of record of Shares at the close of business on November 8, 1996 are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournment or postponement thereof.


     Whether or not you plan to attend the Special Meeting in person, please sign and date the enclosed proxy and return it in the envelope furnished for that purpose.

                                          By Order of the Board of Directors

                                          MICHAEL F. MANGAN
                                          Secretary


November 14, 1996

                       OSBORN COMMUNICATIONS CORPORATION


                            ------------------------

                                PROXY STATEMENT
                            ------------------------


          SPECIAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 17, 1996



     This Proxy Statement is being furnished to the stockholders of Osborn Communications Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by its Board of Directors to be voted at the Special Meeting of Stockholders to be held on Tuesday, December 17, 1996 at 10:00 A.M., Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, 24th Floor, New York, New York and at any adjournment or postponement thereof. This Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about November 14, 1996.



     At the Special Meeting, the stockholders of the Company will be asked to consider and vote upon a proposal to (i) approve and adopt an Agreement and Plan of Merger, dated as of July 23, 1996 (the "Merger Agreement"), among the Company, OCC Holding Corporation, a Delaware corporation (the "Parent"), and OCC Acquisition Company, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the "Subsidiary"), and the transactions contemplated thereby, and
(ii) approve the merger of the Subsidiary with and into the Company (the "Merger"), pursuant to which the Subsidiary will cease to exist, the Company will survive as a wholly-owned subsidiary of the Parent (the "Surviving Corporation"), and the holders of the Company's outstanding Common Stock, par value $.01 per share (the "Shares"), will become entitled to receive $15.375 in cash, without any interest thereon, for each Share (other than (i) any Share held by the Parent or the Subsidiary, which will be canceled, (ii) any Share held in the treasury of the Company, which will be canceled, and (iii) any Dissenting Shares (as hereinafter defined)) held immediately prior to the Effective Time (as defined below) (the "Merger Proposal"). See "THE MERGER AGREEMENT." A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement and is incorporated herein by reference.


                            ------------------------


             The date of this Proxy Statement is November 14, 1996.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................    1
MARKET PRICE DATA.....................................................................    7
SELECTED FINANCIAL DATA...............................................................    8
THE SPECIAL MEETING...................................................................    9
  Date, Time and Place of Meeting.....................................................    9
  Purpose of the Special Meeting......................................................    9
  Record Date and Outstanding Shares..................................................    9
  Required Vote.......................................................................    9
  Voting of Proxies...................................................................    9
  Revocability of Proxies.............................................................   10
  Abstentions; Broker Non-Votes.......................................................   10
  Solicitation of Proxies and Expenses................................................   10
  Board Recommendation................................................................   10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT...............................................................   11
THE MERGER............................................................................   13
  Background of the Merger............................................................   13
  Reasons for the Merger..............................................................   16
  Opinion of Financial Advisor........................................................   17
  Interests of Certain Persons in the Merger..........................................   20
  Recommendation of the Board of Directors............................................   21
THE MERGER AGREEMENT..................................................................   22
  Effective Time of the Merger........................................................   22
  The Merger..........................................................................   22
  Articles of Incorporation and Bylaws of the Surviving Corporation...................   22
  Officers and Directors of the Surviving Corporation.................................   22
  Conversion of the Shares............................................................   22
  Settlement of Options and Warrants..................................................   23
  Exchange of Stock Certificates......................................................   23
  Liquidated Damages; Letter of Credit................................................   23
  Representations and Warranties......................................................   24
  Conduct of Business Pending the Merger..............................................   24
  Environmental Site Assessments......................................................   26
  No Solicitation; Fiduciary Duties...................................................   26
  Compliance with Station Licenses....................................................   27
  Covenants of the Subsidiary.........................................................   27
  Fund III Equity Funding Commitment..................................................   27
  Mutual Covenants....................................................................   27
  Conditions to the Merger............................................................   28

                                                                                        PAGE
                                                                                        ----
  Termination.........................................................................   29
  Fees and Expenses...................................................................   30
  Amendment of the Merger Agreement...................................................   31
  Certain Other Effects of the Merger.................................................   31
FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.........................................   32
ACCOUNTING TREATMENT..................................................................   32
ANTITRUST MATTERS.....................................................................   32
DISSENTERS' RIGHTS OF APPRAISAL.......................................................   32
LEGAL PROCEEDINGS.....................................................................   35
INDEPENDENT PUBLIC ACCOUNTANTS........................................................   35
AVAILABLE INFORMATION.................................................................   35
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   35
CERTAIN RECENT EVENTS.................................................................   36
OTHER MATTERS.........................................................................   36
APPENDICES
  Agreement and Plan of Merger........................................................  A-1
  Opinion of Alex. Brown & Sons Incorporated..........................................  B-1
  Appraisal Rights Provisions of the Delaware General Corporation Law.................  C-1

                                    SUMMARY

     The following is a summary of certain of the information contained elsewhere in this Proxy Statement. The summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement, the appendices and the material incorporated by reference, all of which should be carefully reviewed.

                                  THE PARTIES

OSBORN COMMUNICATIONS CORPORATION


     Osborn Communications Corporation (the "Company") is a Delaware corporation which was organized in 1984 and is a broadcasting company primarily engaged in the operation of 18 radio stations in medium and small markets throughout the United States. See "CERTAIN RECENT EVENTS." In conjunction with several of its radio stations, the Company promotes country music festivals and concerts through Company-owned entertainment properties. The Company also distributes programmed music, primarily Muzak, through exclusive franchises in Florida and Georgia. The principal executive offices of the Company are located at 130 Mason Street, Greenwich, Connecticut 06830. The Company's telephone number is (203) 629-0905.


HICKS MUSE, OCC HOLDING CORPORATION AND OCC ACQUISITION COMPANY, INC.


     OCC Holding Corporation, a Delaware corporation (the "Parent"), and OCC Acquisition Company, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the "Subsidiary"), were recently organized by Hicks, Muse, Tate & Furst Incorporated, a Delaware corporation ("Hicks Muse"), for the purpose of effecting the Merger. Neither the Parent nor the Subsidiary has engaged in any activities except in connection with the Merger. Hicks Muse is a leading private investment firm with offices in Dallas, New York, St. Louis and Mexico City. Hicks Muse has completed more than 50 acquisitions since 1989 having an aggregate value approaching $6 billion. In 1996, Hicks Muse formed Capstar Broadcasting Partners, Inc., a Delaware corporation ("Capstar") and a middle-market radio investment entity headed by industry veteran R. Steven Hicks. On October 16, 1996, Capstar completed its acquisition of Commodore Media, Inc., a company which owns 30 middle-market radio stations located in several East Coast markets from Connecticut to Florida. Commodore Media, Inc. has agreed to purchase one additional station and has an option to purchase another 3 radio stations. Capstar or an affiliate thereof will hold the controlling interest in the Parent.


FRANK D. OSBORN


     Frank D. Osborn ("Mr. Osborn"), President and Chief Executive Officer of the Company since the Company's formation in 1984, will continue to work for the Surviving Corporation following the Merger pursuant to proposed employment arrangements that provide him with, among other things, options to acquire 4% of the common stock of the Company (after the Merger) based on performance and continued employment and, in the event of a firm commitment underwritten public offering of common equity securities of Parent for cash, the right to exchange his equity interest in the Company for common equity securities of Parent. Pursuant to a Subscription Agreement ("Subscription Agreement") between Parent and Mr. Osborn, Mr. Osborn has the right to acquire, in exchange for a portion of the Shares held by him, 6% of the common stock of the Parent. The Subsidiary required that Mr. Osborn's entering into such employment arrangements be a condition to the Subsidiary's obligation to consummate the Merger. The equity component of Mr. Osborn's employment arrangements may be revised in order to provide that Mr. Osborn will receive Capstar shares and options in lieu of the Parent shares and post-Merger Company options described above. See "THE
MERGER -- Interests of Certain Persons in the Merger" and "THE
MERGER -- Conditions to the Merger."


     The executive offices of the Parent and the Subsidiary are at 200 Crescent Court, Suite 1600, Dallas, Texas 75201. The telephone number at that address is
(214) 740-7300.

                      THE SPECIAL MEETING OF STOCKHOLDERS


     The Special Meeting of the Stockholders of the Company will be held at 10:00 A.M., Eastern Time, on Tuesday, December 17, 1996, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, 24th Floor, New York, New York. At the Special Meeting, stockholders of the Company will be asked to consider and vote upon a proposal to (i) approve and adopt an Agreement and Plan of Merger, dated as of July 23, 1996 (the "Merger Agreement"), among the Company, OCC Holding Corporation, a Delaware corporation (the "Parent"), and OCC Acquisition Company, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the "Subsidiary") and the transactions contemplated thereby, and (ii) approve the merger of the Subsidiary with and into the Company (the "Merger"), pursuant to which the Subsidiary will cease to exist, the Company will survive as a wholly-owned subsidiary of the Parent, and the holders of the Company's outstanding Common Stock, par value $.01 per share (the "Shares"), will become entitled to receive $15.375 in cash, without interest, for each Share (other than (i) any Share held by the Parent or the Subsidiary, which will be canceled, (ii) any Share held in the treasury of the Company, which will be canceled, and (iii) any Dissenting Shares) held immediately prior to the Effective Time (as defined below) (the "Merger Proposal"). Only those stockholders of record at the close of business on November 8, 1996 (the "Record Date") are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournment or postponement thereof. A majority of the Company's outstanding Shares, will constitute a quorum for the transaction of business.



     The affirmative vote of a majority of the outstanding Shares entitled to vote upon the Merger Proposal is required for the approval of the Merger Proposal. At the close of business on the Record Date, there were 5,413,014 Shares outstanding held by approximately 1,000 stockholders of record. Each stockholder will be entitled to one vote per Share held of record on the Record Date and may vote their shares in person or by proxy. See "THE SPECIAL MEETING."



     On the Record Date, directors and executive officers of the Company as a group (nine persons) beneficially owned 1,071,968 Shares, or 18.9% of the total outstanding Shares. The Company has been advised that all of its directors and executive officers intend to vote their Shares in favor of the Merger Proposal. Under the terms of a Voting Agreement entered into in connection with the Merger Agreement by and among the Subsidiary, the Company and each of the Company's directors (the "Voting Agreement"), each director of the Company has agreed to vote, or cause to be voted, each of his Shares in favor of the Merger Proposal. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "THE MERGER -- Background of the Merger."


                                   THE MERGER

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Company's Board of Directors (the "Board of Directors") has unanimously approved the Merger Agreement and has directed that it be submitted to the Company's stockholders. The Board of Directors unanimously recommends that the Company's stockholders approve and adopt the Merger Proposal. See "THE
MERGER -- Reasons for the Merger; Recommendation of the Board of Directors." In considering the recommendation of the Board of Directors with respect to the Merger Proposal, stockholders should be aware that certain executive officers of the Company have direct or indirect interests in recommending the Merger, apart from their interests as stockholders of the Company, which are not identical to those of unaffiliated stockholders. See "THE MERGER -- Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT -- Certain Other Effects of the Merger."

OPINION OF FINANCIAL ADVISOR

     On July 22, 1996, the Board of Directors received a preliminary verbal opinion from Alex. Brown & Sons Incorporated ("ABS") to the effect that the Merger is fair from a financial point of view to the stockholders of the Company and on July 23, 1996, received a written opinion to such effect. The full text of ABS's written opinion is attached to this Proxy Statement as Appendix B. See "THE
MERGER -- Background of the Merger; Opinion of Financial Advisor."

EFFECTIVE TIME OF THE MERGER


     On the Closing Date (as defined below) the Merger will be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the General Corporation Law of the State of Delaware (the "DGCL") (the date and time of the completion of such filing being the "Effective Time"). The closing (the "Closing") of the Merger, subject to the satisfaction or waiver of the conditions to the Merger, shall occur on or before the tenth business day after the approval of the Federal Communications Commission ("FCC") for the transfer of control of the Station Licenses (as defined below) in respect of the Company's radio stations (the "Stations") (the "FCC Consent") has become a final order ("Final Order"), upon written notice from the Subsidiary to the Company of the date on which the Closing shall occur (the "Closing Date"); provided, however, that in no event shall the Closing occur prior to February 20, 1997 unless otherwise agreed to by both parties and as permitted by applicable law. See "THE MERGER AGREEMENT -- Effective Time of the Merger; Conditions to the Merger."


CONVERSION OF SHARES


     At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than (i) any Share held by the Parent or the Subsidiary, which will be canceled, (ii) any Share held in the treasury of the Company, which will be canceled, and (iii) any Dissenting Shares (as hereinafter defined)), will be converted into the right to receive $15.375 in cash, without any interest thereon, payable to the holder thereof (the "Merger Consideration"). See "THE MERGER AGREEMENT -- Conversion of the Shares."


SETTLEMENT OF OPTIONS AND WARRANTS


     At the Effective Time, each holder of then outstanding options ("Options") and warrants ("Warrants") to purchase shares ("Option Shares" or "Warrant Shares," as the case may be) (whether or not then presently exercisable) will be entitled to receive, and will receive, in settlement of each Option or Warrant, a cash payment (the "Option Consideration" or the "Warrant Consideration," as the case may be) from the Surviving Corporation in an amount equal to the product of (a) $15.375 minus the exercise price per Option Share or Warrant Share (in such case, where the amount set forth in this clause (a) is positive) and (b) the number of Option Shares or Warrant Shares (including any fractional Option Shares or Warrant Shares, as the case may be), covered by said Option or Warrant, less any applicable withholding taxes. See "THE MERGER
AGREEMENT -- Settlement of Options and Warrants."


EXCHANGE OF STOCK CERTIFICATES


     At or prior to the Effective Time, the Subsidiary will deposit, or cause to be deposited, with a bank or trust company designated by the Subsidiary or, at the Subsidiary's election, the Surviving Corporation (such bank or trust company or the Surviving Corporation being referred to as the "Exchange Agent") for the benefit of former holders of Shares, Options or Warrants, cash in an amount equal to the Merger Consideration, Option Consideration and Warrant Consideration. Promptly thereafter, the Exchange Agent will mail to all former holders of record of the Company's Shares and all holders of Option Shares and Warrant Shares, a letter of transmittal with instructions for surrendering their certificates in exchange for the Merger Consideration. STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR SHARE CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT. See "THE MERGER AGREEMENT -- Exchange of Stock Certificates."

LIQUIDATED DAMAGES; LETTER OF CREDIT


     The Subsidiary is obligated to pay $5,000,000 to the Company as liquidated damages in the event the Company terminates the Merger Agreement as a result of the breach by the Subsidiary of any representation or warranty, or any material breach of any covenant or agreement set forth in the Merger Agreement which breach has remained uncured for twenty (20) days following receipt by the Subsidiary of written notice of such breach. As security for payment of liquidated damages, if and when due, the Company, the Subsidiary, Hicks, Muse, Tate & Furst Equity Fund III, L.P. a Delaware limited partnership and affiliate of Hicks Muse ("Fund III"), and Citibank, N.A., as escrow agent (the "Escrow Agent"), have entered into an escrow agreement (the "Escrow Agreement"), as required by the Merger Agreement, pursuant to which the Subsidiary has deposited an original, irrevocable letter of credit issued by Bankers Trust Company in favor of the Company for the sum of $5,000,000 into an escrow account with the Escrow Agent. If the Subsidiary does not otherwise pay the liquidated damages to the Company when due, the Escrow Agent will be directed to deliver the Letter of Credit to the Company enabling the Company to draw thereon. See "THE MERGER AGREEMENT -- Liquidated Damages; Letter of Credit."



CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME



     The Merger Agreement contains various operational covenants of the Company concerning the conduct of its business from July 23, 1996 (the date of execution of the Merger Agreement) to the Effective Time. The Company generally is required, and is required to cause each of its subsidiaries, to conduct its business in the ordinary course and consistent with past practice. The Company is also obligated to refrain from taking certain actions. See "THE MERGER AGREEMENT -- Conduct of Business Pending the Merger."


ENVIRONMENTAL SITE ASSESSMENTS

     If the Subsidiary's lenders or other financing sources request it, the Company is required, at its sole expense and upon written notice from the Subsidiary to the Company, to cause to be performed by a nationally recognized and duly qualified environmental consultant reasonably acceptable to the Subsidiary, Phase I or Phase II environmental site assessments at each identified transmission site owned, operated or leased by the Company or its subsidiaries and at such other identified real properties and facilities owned, operated or leased by the Company and its subsidiaries. See "THE MERGER AGREEMENT -- Environmental Site Assessments."

NO SOLICITATION; FIDUCIARY DUTIES

     The Merger Agreement restricts the ability of the Company to solicit any proposal to acquire the Company. Prior to the receipt of the requisite vote or consent for approval and adoption of the Merger Proposal, the Company may furnish information to, or enter into discussions or negotiations with, any person in connection with an unsolicited proposal by such person to acquire the Company pursuant to (a) a merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale lease, exchange, transfer or other disposition (other than a pledge or mortgage) of 50% or more of the assets of the Company or any of its subsidiaries in a single transaction or series of related transactions; or (c) its acquisition, as part of any "group" (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), of beneficial ownership of 35% or more of the Shares whether by tender offer, exchange offer or otherwise (in each such case, a "Business Combination Transaction") received by the Company after July 23, 1996; provided, that (x) the Company's Board of Directors determines in good faith (based on consultations with ABS and the opinion of its independent legal counsel) that such action is required in order for the Board of Directors not to breach its fiduciary duties to stockholders imposed by applicable law, and (y) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company (i) gives the Subsidiary as promptly as practicable prior written notice of the Company's intention to furnish such information or begin such discussions and (ii) receives from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement between the Company and Hicks Muse. See "THE MERGER AGREEMENT -- No Solicitation; Fiduciary Duties."

COMPLIANCE WITH STATION LICENSES


     The Company is required to cause the Stations to be operated in all material respects in accordance with the Station Licenses and all applicable rules and regulations of the FCC and in compliance in all material respects with all other applicable laws, regulations, rules and orders. The Company is required, under certain circumstances, to use its commercially reasonable efforts to otherwise maintain the Station Licenses or other FCC permits, to contest any FCC proceedings for the suspension, revocation or adverse modification of the Station Licenses, or, at the Subsidiary's request, to file FCC applications for new, specifically identified frequencies that may be useful in connection with the operation of the Stations. See "THE MERGER
AGREEMENT -- Compliance with Station Licenses."


FUND III EQUITY FUNDING COMMITMENT


     The Subsidiary has delivered to the Company a binding commitment letter from Fund III pursuant to which Fund III will provide equity financing in the amount of $27.2 million to provide the Subsidiary a portion of the funds required to consummate the transactions contemplated by the Merger Agreement, including the Merger. See "THE MERGER AGREEMENT -- Fund III Equity Funding Commitment."


MUTUAL COVENANTS


     The Merger Agreement contains certain mutual covenants between the Company and the Subsidiary including, (i) to file jointly any required applications requesting the FCC Consent; (ii) to refrain from consummating the Merger prior to obtaining a Final Order; (iii) to make all necessary governmental filings;
(iv) mutual representations as to the existence of, and fees payable to, brokers or finders; (v) to use commercially reasonable efforts to do all things necessary, proper or advisable to consummate the Merger; (vi) entering into a release irrevocably and unconditionally releasing and discharging the Subsidiary, the Parent and each of their respective successors, assigns, employees, agents, stockholders, partners, subsidiaries, parent companies and other affiliates from any and all claims, demands, causes of action or liabilities of any kind whatever related to or arising out of the Merger Agreement (the "Release"); and (vii) to enter into the Escrow Agreement. See "THE MERGER AGREEMENT -- Mutual Covenants."


CONDITIONS TO THE MERGER

     The consummation of the Merger is subject to the satisfaction, at or before the Effective Time, of certain conditions including, among other things, approval of the FCC, expiration or termination of the applicable waiting period under the HSR Act (as defined below), approval by the Company's stockholders of the Merger Proposal and there being no temporary restraining order, preliminary or permanent injunction or other order issued by any court which would prevent the consummation of the Merger. See "THE MERGER AGREEMENT -- Conditions to the Merger."

TERMINATION

     The Merger Agreement may be terminated, either before or after approval by the Company's stockholders, by the mutual written consent of the Subsidiary and the Company, or by the Company or the Subsidiary under certain other circumstances. In the exercise of its good faith judgment as to its fiduciary duties to its stockholders under applicable law, if the Board of Directors determines that termination is required by such fiduciary duties by reason of a proposal that either constitutes a Business Combination Transaction or may reasonably be expected to lead to a Business Combination Transaction on terms more favorable to the stockholders of the Company than the Merger and which has a reasonable prospect of being consummated in accordance with its terms (such determination being based on consultations with ABS and the opinion of its independent legal counsel that such termination is required in order for the Company's Board of Directors not to breach its fiduciary duties to stockholders imposed by applicable law) (a "Business Combination Transaction Proposal"), the Company may terminate the Merger Agreement; provided that the Company has provided the Subsidiary with at least 48 hours prior written notice of its intent to so terminate the Merger Agreement (together with a summary of the material terms of such Business Combination Transaction

Proposal); and provided, further, that any termination of the Merger Agreement by the Company will not be effective until the Company has made payment of the Alternative Proposal Fee (as defined below); See "THE MERGER
AGREEMENT -- Termination."

FEES AND EXPENSES


     The Company is required to pay the Subsidiary a termination fee of $3,750,000 (the "Alternative Proposal Fee") if the Merger Agreement is terminated under the circumstances described above. See "THE MERGER AGREEMENT -- Fees and Expenses" and "THE MERGER AGREEMENT -- Termination."


DISSENTERS' RIGHTS OF APPRAISAL

     Under the DGCL, stockholders of the Company who file a written objection to the vote on the Merger Proposal and do not vote in favor of approval and adoption of the Merger Proposal have the right to demand an appraisal of the "fair value" of their Shares (the "Dissenting Shares") if the procedures under
Section 262 of the DGCL are followed. Rights of appraisal will be forfeited if the requirements of Section 262 of the DGCL are not fully and precisely satisfied. See "DISSENTERS' RIGHTS OF APPRAISAL" and a copy of the text of
Section 262 of the DGCL which is included as Appendix C to this Proxy Statement.

FEDERAL INCOME TAX CONSEQUENCES


     The receipt of cash in exchange for Shares pursuant to the Merger or pursuant to the exercise of dissenters' rights of appraisal under the DGCL will be a taxable transaction to the Company's stockholders for United States federal income tax purposes and may also be a taxable transaction for state, local and foreign tax purposes. Stockholders generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received and their adjusted tax basis in their Shares. Such gain or loss will be a capital gain or loss if such Shares are held as a capital asset and will be a long term gain or loss if, at the Effective Time, such Shares were held for more than one year. See "FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER." STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                               MARKET PRICE DATA

     The following table sets forth the range of high and low closing sales prices for the Company's Common Stock as reported on Nasdaq for the calendar quarters indicated. The Company's Common Stock is traded on the Nasdaq National Market System ("Nasdaq") under the symbol "OSBN."


                                                                           HIGH     LOW
                                                                           ----     ----
    1994
    First Quarter*.......................................................  $7 1/2   $6 1/2
    Second Quarter*......................................................  7 1/2    6 1/4
    Third Quarter*.......................................................  7 3/4    6 1/2
    Fourth Quarter.......................................................  7 1/2       6
    1995
    First Quarter........................................................  7 1/2    6 3/4
    Second Quarter.......................................................     7        6
    Third Quarter........................................................  11 1/8   6 1/4
    Fourth Quarter.......................................................  9 5/8    7 1/4
    1996
    First Quarter........................................................  11 1/4   7 7/8
    Second Quarter.......................................................    12       10
    Third Quarter........................................................    15     10 1/4
    Fourth Quarter (through November 12, 1996)...........................  14 7/8   14 1/2


---------------
* Adjusted for 1-for-2 reverse stock split on July 11, 1994.

     On July 22, 1996, the last day on which the Company's stock traded prior to the public announcement of the signing of the Merger Agreement, the high and low sale prices on the Nasdaq were $12.25 and $12.00, respectively.

                            SELECTED FINANCIAL DATA


     The following table presents selected historical consolidated financial information of the Company for the five years ended December 31, 1995, which were derived from the audited financial statements, and the nine months ended September 30, 1996 and 1995, which were derived from the unaudited financial statements of the Company which, in the opinion of the management of the Company, have been prepared on the same basis as the audited financial statements and include all adjustments (consisting of normal and recurring adjustments and accruals) necessary for a fair presentation of such information. Results for the nine months ended September 30, 1996 are not necessarily indicative of results for the entire year. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of the Company which are incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."



                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                 FOR THE YEAR ENDED DECEMBER 31,
                                      ------------------    ---------------------------------------------------
                                       1996       1995       1995       1994       1993       1992       1991
                                      -------    -------    -------    -------    -------    -------    -------
                                                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA(1):
Net revenues........................  $26,504    $28,802    $39,100    $34,582    $27,399    $26,863    $24,860
Operating income (loss).............      653      1,400      2,215      1,315        398       (877)    (4,035)
Income (loss) before extraordinary
  items.............................    6,622     (1,065)     6,624     (1,114)    (2,173)    (4,507)    (9,028)
Net income (loss)...................    6,622     (4,986)     2,703     (1,550)    (2,173)    (4,507)    (9,028)
INCOME (LOSS) PER COMMON SHARE(2):
Primary earnings per common share:
  Income (loss) before extraordinary
    items...........................     1.17      (0.20)      1.23      (0.21)     (0.50)     (1.29)     (2.59)
  Net income (loss).................     1.17      (0.95)      0.50      (0.29)     (0.50)     (1.29)     (2.59)
Fully diluted earnings per common
  share:
  Income (loss) before extraordinary
    items...........................     1.14      (0.20)      1.22      (0.21)     (0.50)     (1.29)     (2.59)
  Net income (loss).................     1.14      (0.95)      0.50      (0.29)     (0.50)     (1.29)     (2.59)
Dividends...........................       --         --         --         --         --         --         --
BALANCE SHEET AND OTHER DATA:
Total assets........................   61,724     67,789     77,634     79,166     47,498     50,376     55,335
Long-term debt and other long-term
  obligations.......................   23,525     44,781     44,915     48,577     22,655     27,844     30,727
Total stockholders' equity..........   29,256     13,808     21,497     19,282     19,158     13,735     18,242
Operating cash flow(3)(5)...........    5,718      6,992      9,703      9,076      6,152      5,192      3,477
EBITDA(4)(5)........................    4,326      5,716      7,997      6,600      4,654      3,701        827


---------------


(1) Reflects the acquisitions and dispositions described in Note 3 to the consolidated financial statements included in the financial statements incorporated herein by reference, as well as acquisitions and dispositions occurring in previous years.



(2) Per share data adjusted to reflect the 1-for-2 reverse stock split on July 11, 1994.



(3) Operating cash flow is defined as operating income before depreciation, amortization and corporate expenses.



(4) EBITDA is defined as operating income before depreciation and amortization.



(5) Operating cash flow and EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles ("GAAP"), or as a measure of the Company's profitability or liquidity.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF MEETING


     The Special Meeting of Stockholders of the Company will be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, 24th Floor, New York, New York at 10:00 A.M., Eastern Time, on Tuesday, December 17, 1996.


PURPOSE OF THE SPECIAL MEETING


     At the Special Meeting, the Company's stockholders will be asked to consider and vote upon a proposal to (i) approve and adopt an Agreement and Plan of Merger, dated as of July 23, 1996 (the "Merger Agreement"), among the Company, OCC Holding Corporation, a Delaware corporation (the "Parent"), and OCC Acquisition Company, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the "Subsidiary"), and (ii) approve the merger of the Subsidiary with and into the Company (the "Merger"), pursuant to which the Subsidiary will cease to exist, the Company will survive as a wholly-owned subsidiary of the Parent, and the holders of the Company's outstanding Common Stock, par value $.01 per share (the "Shares"), will become entitled to receive $15.375 in cash, without interest, for each Share (other than (i) any Share held by the Parent or the Subsidiary, which will be canceled, (ii) any Share held in the treasury of the Company, which will be canceled, and (iii) any Dissenting Shares) held immediately prior to the Effective Time (the "Merger Proposal"). Shares, if any, owned by the Parent or the Subsidiary, held in treasury by the Company or owned by any subsidiary of the Company immediately prior to the Effective Time will be cancelled and will cease to exist from and after the Effective Time. As of the date of this Proxy Statement, neither the Parent nor any subsidiary of the Parent (including the Subsidiary) owns any of the Company's Shares.


RECORD DATE AND OUTSTANDING SHARES


     The Board of Directors has fixed the close of business on November 8, 1996 as the record date (the "Record Date") for the determination of holders of Shares entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Only stockholders of record of Shares at the close of business on November 8, 1996 are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournment or postponement thereof. On the Record Date, there were 5,413,014 Shares issued and outstanding held by approximately 1,000 stockholders of record.


REQUIRED VOTE


     One-third of the outstanding Shares entitled to vote at the Special Meeting must be present, either in person or by proxy, to constitute a quorum for the transaction of business at the Special Meeting. Each stockholder will be entitled to one vote per Share held of record on the Record Date. If there are insufficient Shares present to constitute a quorum or insufficient affirmative votes to approve any matter presented for approval, the Special Meeting may be postponed or adjourned one or more times to permit further solicitation of proxies. The affirmative vote of a majority of the outstanding Shares is required for the approval of the Merger Proposal. As of the Record Date, directors and executive officers of the Company as a group (nine persons) beneficially owned 1,071,968 Shares, or 18.9% of the total outstanding Shares entitled to vote at the Special Meeting. The Company has been advised that all of its directors and executive officers intend to vote their Shares in favor of the Merger Proposal. Under the terms of the Voting Agreement, each director of the Company has agreed to vote, or cause to be voted, each of his Shares in favor of the Merger Proposal. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "THE MERGER -- Background of the Merger."


VOTING OF PROXIES

     The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors for use at the Special Meeting and at any adjournment or postponement thereof. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope which requires no postage if mailed in the United States. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Merger Proposal submitted to the Company's stockholders, each as unanimously recommended by the Board of Directors, as indicated herein. The Board of Directors is not currently aware of any business to be brought before the Special Meeting other than the specific proposals referred to in this Proxy Statement and specified in the accompanying notice of the Special Meeting. As to any other business that may properly come before the Special Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

REVOCABILITY OF PROXIES

     A stockholder who has given a proxy may revoke it at any time before it is exercised at the Special Meeting, by (i) delivering to the Secretary of the Company by mail at 130 Mason Street, Greenwich, Connecticut 06830 or by facsimile at (203) 629-1749, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same Shares and bearing a later date prior to the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy).

ABSTENTIONS; BROKER NON-VOTES

     Brokers holding Shares in street name may not give a proxy to vote without instructions from beneficial owners when the matter to be voted upon involves a merger or consolidation. Abstentions and broker non-votes will each be included in determining whether a quorum is present. Abstentions will have the same effect as a vote against a proposal. Broker non-votes will not be counted for any purpose in determining whether any proposal has been approved.

SOLICITATION OF PROXIES AND EXPENSES


     The expenses incurred in connection with the printing and mailing of this Proxy Statement and soliciting proxies will be borne by the Company. Following the original mailing of proxy soliciting material, regular employees of the Company, for no additional compensation, may solicit proxies by mail, telephone, telegraph and personal interview. In addition, the Company has retained Beacon Hill Partners, Inc., at an estimated cost of $2,500, plus reimbursement of expenses, to assist in the Company's solicitation of proxies from brokers, nominees, institutions and individuals. The Company will also request banks, brokers and other intermediaries holding Shares beneficially owned by others to send this Proxy Statement to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.


BOARD RECOMMENDATION

     THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

     STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXIES. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES WILL BE MAILED AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


     The following table sets forth, as of November 8, 1996, certain information with respect to each person known to the Company to own beneficially -- as such term is used in Rule 13d-3 under the Exchange Act -- more than five percent of its Common Stock. In accordance with the rules promulgated by the Securities and Exchange Commission, such ownership includes Shares currently owned as well as Shares which the named persons have the right to acquire within 60 days, including, but not limited to, Shares which the named persons have the right to acquire through the exercise of any option, warrant or right, or through the conversion of a security.



                                                                            AMOUNT AND
                                                                              NATURE
                            NAME AND ADDRESS                               OF BENEFICIAL   PERCENT
                           OF BENEFICIAL OWNER                               OWNERSHIP     OF CLASS
-------------------------------------------------------------------------  -------------   --------
KeyCorp(1)...............................................................    1,220,029       22.5%
  45 Rockefeller Plaza
  New York, NY 10111
Frank D. Osborn..........................................................      516,775(2)     9.3%
  130 Mason Street
  Greenwich, CT 06830


---------------


(1) KeyCorp is the parent company of Spears, Benzak, Salomon & Farrell, Inc., a registered investment advisor ("Spears, Benzak"), and has publicly reported that such Shares are held for the benefit of various clients of Spears, Benzak, that Spears, Benzak has revocable shared voting and dispositive power with such clients, but that in each case the client has the ultimate power to vote and dispose of such Shares.



(2) Includes 174,167 Shares subject to stock options exercisable within the 60 day period beginning November 8, 1996. Also, includes 34,455 Shares held in custodial accounts for the benefit of Mr. Osborn's children.

     The following table sets forth beneficial ownership of the Company's Shares as of November 8, 1996 with respect to (i) each director of the Company, (ii) each executive officer and (iii) all directors and executive officers as a group.


                                                                          AMOUNT AND
                                                                            NATURE
                                                                         OF BENEFICIAL     PERCENT
                         NAME BENEFICIAL OWNER                             OWNERSHIP       OF CLASS
-----------------------------------------------------------------------  -------------     --------
Frank D. Osborn........................................................      516,775(1)       9.3%
Brownlee O. Currey, Jr.................................................      182,015(2)       3.4%


H. Anthony Ittleson....................................................       37,497(3)         *
Edward G. Nelson.......................................................       51,485(4)         *
William G. Spears......................................................       34,680(5)         *
Robert K. Zelle........................................................      153,300          2.8%
Thomas S. Douglas......................................................       52,333(6)         *
Michael F. Mangan......................................................       13,383(7)         *
W. Charles Hillebrand..................................................       30,500(8)         *
Directors and Executive Officers as a Group (9 Persons)................    1,071,968(9)      18.9%


---------------
 *  Less than 1%


(1) Includes 174,167 Shares subject to stock options exercisable within the 60 day period beginning November 8, 1996. Also, includes 34,455 Shares held in custodial accounts for the benefit of Mr. Osborn's children.


(2) Includes 32,015 Shares held in a trust, beneficial ownership of which Shares he disclaims.

(3) Includes 35,997 Shares held in trusts and 1,500 Shares held by Mr. Ittleson's wife, beneficial ownership of which Shares he disclaims.

(4) Includes 49,704 Shares held by affiliates of Mr. Nelson. Also includes 281 Shares held by Mr. Nelson's wife, and 1,500 Shares held in trust for Mr. Nelson's nephew, beneficial ownership of which Shares he disclaims.


(5) Includes 7,937 Shares held by Mr. Spears' wife, beneficial ownership of which Shares he disclaims. Mr. Spears is Chairman of Spears, Benzak which holds approximately 22.5% of the Company's Common Stock.



(6) Includes 38,333 Shares subject to stock options exercisable within the 60 day period beginning November 8, 1996. Also includes 4,500 Shares held by Mr. Douglas' wife, beneficial ownership of which Shares he disclaims.



(7) Includes 13,333 Shares subject to stock options exercisable within the 60 day period beginning November 8, 1996.



(8) Consists of 30,500 Shares subject to stock options exercisable within the 60 day period beginning November 8, 1996.



(9) Includes 256,333 Shares subject to stock options exercisable within the 60 day period beginning November 8, 1996.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Prior to its regularly scheduled meeting of the Board of Directors on November 15, 1994, the Board of Directors had come to the opinion, based on discussions with Company management ("Management") and reviews of financial and other information, that there existed a gap between the value of the Company as reflected by the price of its publicly traded Shares and the intrinsic value of the Company. The Board of Directors concluded that this gap was primarily a result of the fact that a relatively large portion of the Company's assets were in a Hidden Values (as defined below) category. Such assets include broadcasting and other assets that were valuable but did not contribute, minimally contributed or negatively contributed to cash flow such as (i) stations operating under local marketing agreements in Raleigh, North Carolina and Dayton, Ohio, (ii) certain underperforming radio stations (iii) fees due to the Company for its role as part owner and manager of Fairmont Communications Corporation ("Fairmont") and Northstar Television Group, Inc. ("Northstar") and
(iv) certain other assets. At the November meeting, the Board of Directors agreed to a plan that would segregate the Company's assets into "A" Group assets, which could be more readily valued by traditional methods and were therefore more saleable ("A Group Properties") and "B" Group assets, for which the Company could develop value over time (the "B Group Properties"). Management believed that such segregation would achieve higher value than would considering the A Group Properties and the B Group Properties as a single unit. The A Group Properties included radio properties with a positive cash flow and the Company's Muzak franchises, and the B Group Properties included the Company's underperforming assets and certain other assets. Prior to the November Board of Directors meeting, Management had requested that ABS undertake a valuation of the A Group Properties and ABS had delivered a valuation report for the A Group Properties to Management. Management provided to the Board of Directors a range of valuations of the Company consisting of the aggregate of A Group Properties valuations delivered by ABS and Management's estimate of the value of the B Group Properties. The Company's value to an investor was estimated to range between $9.20 and $12.50 per Share.

     Following extensive discussions, the Board of Directors agreed to engage ABS to market the A Group Properties to interested parties and instructed ABS to pursue all credible indications of interest. Pursuant to the terms of an engagement letter signed on November 21, 1994 (the "Engagement Letter"), ABS agreed to, among other things, (i) distribute offering materials principally describing the A Group Properties, which had been reviewed and approved by the Company, (ii) identify, evaluate and contact selected qualified acquirors, (iii) assist the Company in responding to inquiries and proposals and (iv) deliver an opinion to the Board of Directors as to the fairness, from a financial point of view, of the consideration to be paid for any proposed acquisition.

     In January 1995, ABS prepared a confidential Descriptive Memorandum describing the A Group Properties, began contacting potential buyers to determine their interest in the A Group Properties and distributed the first round of Descriptive Memoranda. Based upon preliminary indications of interest, the Company signed confidentiality agreements with entities that expressed an interest in the Company's A Group Properties. During January through April 1995, ABS contacted 54 companies with the prior approval of Management, and distributed Descriptive Memorandums to 47 of such companies (including 9 for the Muzak franchises only) all of which (including Hicks Muse) had signed a Confidentiality Agreement. From February through July 1995, ABS received three preliminary indications of interest (subject to satisfactory completion of due diligence, ability to obtain adequate financing and certain other conditions) to acquire all of the Company's Shares, none of which (including a $9 per Share preliminary indication of interest from Hicks Muse) was above $10 per Share. These indications of interest were not pursued because the price per Share was too low. Over that same period, the Company and ABS also had discussions and meetings with various parties regarding the A Group Properties, primarily to respond to due diligence inquiries and to attempt to ascertain each party's respective level of interest in the Company or the A Group Properties. Two preliminary proposals were received for the A Group Properties only. However, neither offer assured adequate value to the Company. Although ABS's engagement was to market the A Group Properties in its entirety, ABS also received indications of interest in various specific A Group Properties.

     During the course of discussions with potential acquirors, ABS updated its earlier valuation of the A Group Properties and, combined with Management's updated B Group valuation, provided its estimates of the range of values for the Company's Shares from approximately $12.30 to $13.80 per Share. The Company did not consider the written and oral proposals that had been received by it to be in the best interests of its stockholders, particularly with respect to price, complexity, which rendered the ultimate value of any such proposal uncertain, and each potential acquiror's ability to close the transaction.

     The Board of Directors and Management decided to selectively pursue strategic acquisitions and dispositions to improve the Company's stockholder value and operating results by capitalizing on its position in those markets in which the Company had a strong presence and by disposing of several of those radio broadcasting assets which were either (i) not contributing significantly to cash flow or (ii) did not present a good long term strategic opportunity to increase stockholder value. The Company sold radio stations in Daytona Beach and Jacksonville, Florida, Syracuse, New York, Raleigh, North Carolina and Atlantic City, New Jersey, and sold an option to a purchaser to acquire its television station in Anniston, Alabama. The Company acquired radio stations in Fort Myers/Port Charlotte, Florida, Wheeling, West Virginia and Fresno, California. Proceeds from the dispositions were used to acquire the additional radio stations and to reduce the indebtedness of the Company. Management's view was that several of the dispositions represented a realization of a portion of the Hidden Value of the Company.


     At a regularly scheduled board meeting held in November 1995, the Board of Directors, as part of the ordinary business of the meeting, considered (i) the status of the individual acquisitions and dispositions and (ii) the impact such acquisitions and dispositions would have on stockholder value. Management made a presentation to the Board of Directors in which the Company's Shares were valued at approximately $13.30 per Share. The Board of Directors again discussed strategic alternatives for the Company.



     The Telecommunications Act of 1996 (the "Telecommunications Act") enacted into law on February 8, 1996, resulted in changes in (i) the manner in which broadcast properties were valued and (ii) the strategy and dynamics radio broadcasters would use to operate in their markets. The passage of the Telecommunications Act broadened the market for ownership of broadcast properties and expanded broadcast opportunities generally. In January 1996, in anticipation of the enactment of the Telecommunications Act, the Board of Directors and Management determined that the A Group/B Group strategy should no longer be pursued and, on January 17, 1996, in accordance with the Engagement Letter, the Company notified ABS that it no longer wished to actively market the A Group Properties.


     During 1996 through the signing of the Merger Agreement, Management, with the knowledge of the Board of Directors, engaged in discussions relating to the acquisition of the Company by and/or the Merger of the Company with a number of parties including financial and strategic acquirors. None of these discussions developed into a credible proposal.

     At its Annual Meeting, held on May 22, 1996, in addition to its regularly scheduled agenda, the Company presented to its stockholders a historical review of Company results, including results for year end 1995 and the first quarter of 1996, and presented an analysis of Management's valuation of the Company at approximately $15.00 per Share.

     At the regularly scheduled Board of Directors meeting held immediately following the Annual Meeting, the Board of Directors considered various strategic plans for maximizing stockholder value and the impact of such plans on the operations of the Company. These included the potential impact if the Company were to (i) purchase radio stations which had $2 million operating cash flow per year over the successive five year period, (ii) repurchase 1.5 million Shares in year one and purchase radio stations which had $2 million operating cash flow per year in years two through five, (iii) acquire radio stations with operating cash flow of $10 million, or (iv) acquire radio stations with operating cash flow of $5 million. After extensive discussion of each strategic alternative, the Board of Directors determined that Management should explore the various acquisition alternatives. In addition, the Board of Directors authorized the repurchase of up to $12 million in value of Shares and directed Management to seek consent from the Company's lender to do so. Such consent was obtained, but the Share repurchase plan was never implemented and remained an option for the Company.

     In early May 1996, a representative of Hicks Muse contacted Mr. Osborn, and expressed a renewed interest on behalf of Hicks Muse in considering an acquisition of the Company. Mr. Osborn advised the Board of Directors at its May 22, 1996 meeting that he had received such renewed expression of interest from representatives of Hicks Muse. Hicks Muse signed a new Confidentiality Agreement on May 30, 1996 with the Company in respect of its active interest in acquiring the Company. Preliminary information about the Company, including information that had been presented to the Company's stockholders at its May 22nd Annual Meeting, was subsequently provided to Hicks Muse. Various conversations ensued between Management and Hicks Muse during which Hicks Muse expressed its interest in potentially acquiring all or a substantial portion of the Shares of the Company. Representatives of Hicks Muse conducted due diligence, visited the Company and reviewed information presented by the Management. Counsel for Hicks Muse produced a draft Merger Agreement and forwarded it to the Company and Company counsel.


     During late June and extending through July 23, 1996 (the date of the Merger Agreement), representatives of the Company, counsel for the Company, representatives of Hicks Muse and counsel for Hicks Muse discussed the terms of the offer and intensely negotiated the changes proposed by the Company to the draft Merger Agreement and related ancillary documents. Hicks Muse indicated that it was willing to pay $15.00 per Share for the Company. This amount was negotiated by the Company to $15.25.


     Hicks Muse's offer also sought to impose a break-up fee of $3,000,000 and reimbursement of expenses if the Merger was not consummated or, in the alternative, a flat break-up fee of $4,000,000. Hicks Muse also initially offered liquidated damages of $3,000,000 to protect stockholder value in the event Hicks Muse failed to consummate the transaction. The Company requested liquidated damages of $5,000,000. A draft Merger Agreement incorporating certain terms agreed to by both sides, was delivered to the Company's Directors on July 20, 1996, but with these unresolved issues. Subsequently, Hicks Muse agreed to a $5,000,000 amount for liquidated damages and the purchase price was raised to $15.375 to accommodate Hicks Muse's desire to consummate the Merger at a date subsequent to the Closing Date previously contemplated by the parties to the Merger Agreement.


     In July 1996, Management contacted ABS, as its financial advisor, with respect to the proposed acquisition of the Company by Hicks Muse, in part because of ABS's familiarity with the Company, and requested that ABS review the terms of the proposed acquisition with a view to ABS rendering an opinion on the fairness, from a financial point of view, of the proposed transaction.


     On July 22, 1996, the Company's Board of Directors held a special meeting to review the revised draft Merger Agreement with counsel and its financial advisor. Counsel reviewed directors' fiduciary duties under Delaware law and representatives of ABS reviewed historical discussions with potential acquirors and the principal factors that had been considered in the Company's review of strategic alternatives: fair price, ability to consummate the proposed transaction and protection of the Company's ongoing business. ABS also reviewed its analysis of the proposed transaction. The Board of Directors was also made aware of Hicks Muse's proposed arrangements with Osborn following the Merger, pursuant to which Osborn would remain President and Chief Executive Officer of the Surviving Corporation, and be granted options to acquire 4% of the common stock of the Company (after the Merger) based on performance and continued employment and, in the event of a firm commitment underwritten public offering of common equity securities of Parent for cash, be granted the right to exchange his equity interest in the Company for common equity securities of Parent. Pursuant to a Subscription Agreement between Parent and Mr. Osborn, Mr. Osborn has the right to acquire, in exchange for a portion of the Shares held by him, 6% of the common stock of the Parent. The Board of Directors questioned Management, ABS and Company counsel regarding the proposed Merger Agreement and counsel described the unresolved break-up fee issue to the Board of Directors, explaining the options available. ABS rendered a preliminary verbal opinion that the consideration to be paid in the proposed merger represents a fair value to the stockholders, from a financial point of view, and confirmed that ABS would be prepared to deliver a formal written fairness opinion with respect to the Hicks Muse offer.


     The Board of Directors agreed on a flat break-up fee of $3,750,000. The Board of Directors then approved the Merger Agreement, agreed to recommend the Hicks Muse offer to stockholders, agreed to vote their shares in favor of the Merger and authorized Company counsel to work out the few remaining issues. On

July 23, 1996, outstanding issues with respect to the terms of the Merger were resolved; Hicks Muse accepted the Directors' proposed flat break-up fee of $3,750,000; the language in the Merger Agreement was agreed upon; and counterpart signature pages were signed.


     In late June 1996, a party contacted the Company and expressed a desire to discuss potential mutual interest in a possible transaction with the Company. The party signed a confidentiality letter on June 27, 1996 and was provided certain preliminary information regarding the Company's properties. In late July 1996, following the public announcement by the Company that it had entered into the Merger Agreement, the party indicated that it might be interested in making an offer for the Company. In mid-August, after determining that such party was credible, the Board of Directors determined that the party should be given access to additional information about the Company so it could determine whether it wished to make a formal competing offer. Such information was provided by the Company a few days later. In mid-September 1996, the party notified the Company that it did not intend to make an offer for the Company.


REASONS FOR THE MERGER

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER PROPOSAL.

     The determination of the Board of Directors to approve the Merger Agreement was based upon the consideration of a number of factors, including the following:


          (1) the $15.375 per Share Merger Consideration represents a substantial premium over the Nasdaq closing price of $12.25 on July 19, 1996, the last trading day prior to the meeting of the Board of Directors on July 22, 1996 ($12.25 was the highest price at which the Company's Shares have traded over the past four years prior to the July 22nd Board meeting);



          (2) the $15.375 per Share offer received from Hicks Muse, is substantially in excess of any prior proposal and higher than any per Share price in the range of valuations earlier made;



          (3) an active and extensive process of determining value for, and offering and negotiation of, the A Group Properties and the Company had been conducted, and various strategies for maximizing stockholder value had been considered, beginning late 1994 and continuing through July 1996;



          (4) the independent view of the Board of Directors as to the value of the Company derived from various analyses, including, among others, its analyses of valuations presented by ABS and the Board of Directors' considered opinion that the $15.375 per Share Merger Consideration provides fair value for all of the Shares and all of the Company's assets including its Hidden Values;



          (5) the uncertainty that the Company would be able to successfully execute any of the strategic acquisition alternatives discussed at prior Board meetings due to the highly competitive market for quality radio broadcasting properties, the Company's relative size and the fact that other broadcasting companies are larger and have greater financial resources;



          (6) ABS delivered its preliminary verbal opinion to the Board of Directors on July 22, 1996, which was confirmed by a written opinion dated July 23, 1996, that the Hicks Muse price represents a fair value to the stockholders of the Company, from a financial point of view;



          (7) Hicks Muse's reputation and its historic success in raising financing to complete acquisitions, coupled with the availability of liquidated damages if Hicks Muse fails to consummate the Merger; and



          (8) the Merger Agreement continues to permit the Board of Directors, in the exercise of its fiduciary duties, to consider and accept an unsolicited proposal to acquire the Company which the Board of Directors believes is more favorable to the Company and its stockholders than the Merger Proposal.


     The Board of Directors recognizes that if the Merger is consummated the Company's stockholders will not have the opportunity to continue their equity interest in any future growth of the Company. See "THE MERGER
AGREEMENT -- Certain Other Effects of the Merger."

     The foregoing discussion of the factors considered by the Board of Directors is not meant to be exhaustive but is believed to include the material factors considered by the Board of Directors in its deliberations. The Board of Directors did not quantify or attach any specific weight to the various factors they considered in reaching their determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company and its stockholders. In reaching its determination, the Board of Directors took the various factors into account collectively.

OPINION OF FINANCIAL ADVISOR

     ABS has delivered its opinion to the Board of Directors to the effect that, as of July 22, 1996, the consideration to be paid by the Subsidiary in the Merger represents a fair value, from a financial point of view, to the stockholders of the Company (the "ABS Opinion").

     A COPY OF THE ABS OPINION DATED JULY 23, 1996 WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN AND PROCEDURES FOLLOWED BY ABS IN RENDERING ITS OPINION IS ATTACHED HERETO AS APPENDIX B, AND IS INCORPORATED HEREIN BY REFERENCE. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THE ABS OPINION IN ITS ENTIRETY. THE SUMMARY OF THE ABS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION LETTER. ABS HAS CONSENTED TO THE INCLUSION OF ITS OPINION LETTER IN THIS PROXY STATEMENT.

     The ABS Opinion is directed only to the fairness from a financial point of view of the Merger Consideration in the Merger. ABS was not asked to consider, nor did it express any opinion with respect to, the fairness of any other transaction. The ABS Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting.

     It should be understood that, although subsequent developments may affect the ABS Opinion, ABS does not have any obligation to update, revise or reaffirm its opinion and the Company's obligation to consummate the Merger is not conditioned upon an update of the ABS Opinion.

     The following briefly summarizes the procedures followed by ABS in reaching its opinion and the basis for and methods of arriving at such opinion. No limitations were imposed by the Board of Directors with respect to the investigations made or procedures followed.

     ABS was selected and retained by the Company to render its opinion to the Board of Directors and will receive a fee for its services. ABS was selected on the basis of expertise, historical relationship with the Company (specifically ABS's participation since 1994 in the identification and analysis of the Company's strategic alternatives), knowledge of the radio broadcasting business and its reputation. As part of its advisory and investment banking business, ABS is regularly engaged in the valuation of businesses and their securities for corporate, estate and other purposes.

     In connection with the ABS Opinion, ABS reviewed and analyzed, among other things, (i) certain publicly available information concerning the Company including the annual reports on Form 10-K of the Company for each of the fiscal years in the five-year period ended December 31, 1995; (ii) the quarterly report on Form 10-Q of the Company for the quarter ended March 31, 1996; (iii) certain other internal information, primarily financial in nature, including unaudited pro forma estimated financial data for the year ended December 31, 1996 prepared by Management concerning the business and operations of the Company; (iv) certain publicly available information concerning the trading of, and the trading for, the Shares; (v) the Merger Agreement; (vi) certain information concerning preliminary indications of interest in acquiring the company and/or a substantial portion of the company over the last eighteen months; (vii) publicly available information with respect to certain other publicly traded radio broadcasting companies; and (viii) publicly available information concerning the nature and terms of other transactions that ABS considered relevant to its inquiry. In addition, representatives of ABS discussed with certain officers and employees of the Company the past and current business operations, financial condition and future prospects of the Company and considered such other matters that they reasonably believed to be relevant to their inquiry.

     The ABS Opinion states that, in the course of its review and analysis and in arriving at said opinion, ABS assumed and relied upon the accuracy and completeness of all the financial and other information provided to ABS or publicly available, and did not independently verify any such information. In the course of ABS's review, nothing came to ABS's attention which led ABS to believe that it would not be reasonable to rely upon and utilize such information for the purposes of expressing ABS's opinion. ABS did not make or obtain any independent evaluation or appraisals of any of the properties or facilities of the Company.

     In conducting its analysis and arriving at its opinion, ABS considered such financial and other factors as they deemed appropriate under the circumstances including, among others, (i) the historical, current and projected financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the process which had previously occurred in connection with the indications of interest in acquiring the Company or a substantial portion of the Company; (iv) the historical and current (through the date of its opinion) market performance of the Shares; (v) the terms and conditions of the Merger; and (vi) financial and other publicly available information concerning other publicly traded companies in the radio broadcasting industry. ABS also took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuation generally. The ABS Opinion is necessarily based upon conditions as they existed and could be evaluated on the date it was rendered.

     In accordance with recognized professional standards as generally practiced in the valuation industry, the fee for ABS's services is not contingent upon ABS's conclusions. ABS determined, to the best of its knowledge and in good faith, that neither it nor any of its agents or employees has a material financial interest in the Company.


     General. ABS placed significance on the fact that while the Company's principal business is radio broadcasting, the Company also is engaged in other businesses, such as operating Muzak franchises and the promotion of live country music festivals and shows through its entertainment business. In addition, a portion of the value of the Company is represented by non-cash-flow-producing Stations and other assets ("Hidden Values"). Therefore, valuing the Company requires certain reasonable assumptions with respect to the various components of the Company's cash flow and its non-cash-flow-producing assets.


     Discounted Cash Flow Analysis. ABS estimated the present value of the Company by discounting the projected operating cash flow over a five-year period. ABS utilized the Company's estimate of pro forma operating cash flow for 1996, and prepared its own estimate for operating cash flow for the years 1997-2000.

     Total enterprise value was calculated by adding the figure for the present value on the terminal value to the present value of the free cash flows. ABS subtracted its estimate of net debt from the total enterprise value and divided that figure by the fully diluted number of Shares outstanding in order to arrive at an equity value per Share for the Company which ranged from a low of $7.29 to a high of $13.18 per Share.

  Comparable Company and Transaction Analysis.


     Comparable Company Analysis. ABS analyzed the operating data and ratios of the Company as well as ten additional publicly owned radio broadcasting companies, including American Radio Systems, Clear Channel Communications, Emmis Broadcasting, Evergreen Media, EZ Communications, Heftel Broadcasting, Infinity Broadcasting, Jacor Communications, Saga Communications and SFX Broadcasting. For each of its analyses, ABS used the closing share prices as of July 19th, 1996. Each of the selected companies is significantly larger and more exclusively focused on the radio broadcast business than the Company.


     The comparisons of analysis of the data and ratios of the Company and the selected companies included: (i) the total market capitalization of common stock plus estimated net debt (ABS "Adjusted Market Value") to the (a) estimated pro forma revenue and broadcast cash flow for calendar 1996; and (b) estimated pro forma broadcast cash flow for calendar 1997; (ii) the common stock price to the estimated pro forma calendar 1996 after-tax cash flow per share; (iii) the net indebtedness to the estimated pro forma calendar 1996 broadcast cash flow; (iv) the one year revenue and broadcast cash flow growth rates; (v) the three year compounded annual revenue growth rate; and (vi) the annual broadcast cash flow margins for the years 1993, 1994 and 1995.

     Comparable Radio Merger and Acquisition Transactions. ABS analyzed a large number of radio station and radio group acquisitions in markets ranked 1 to 243 and which were announced and/or completed during the period from January 1, 1994 through May 1, 1996 in terms of the acquisition price and the multiple of broadcast cash flow. The minimum multiple for all markets was 5.9X, the average multiple was 9.9X and the maximum multiple was 18.1X. In addition, ABS calculated the average multiple for large, medium and small market acquisitions to be 13.5X, 12.0X and 10.0X for 1996. In comparing such data, ABS placed significant weight on the fact that a material portion of the Company's cash flow is derived from its Muzak and entertainment businesses.


     Business Segment Analysis. In making company and acquisition transaction comparisons to the Company and the Merger, ABS took into account the fact that the Muzak and entertainment businesses and Hidden Values are a significant part of the Company and therefore realistic comparisons required ABS to segregate the Muzak and entertainment businesses and Hidden Values from the rest of the Company. ABS analyzed the multiple for the broadcast cash flow of the Company's radio properties taking into consideration the lower range of multiples for the Company's Muzak and entertainment businesses as well as a range of values for the Company's Hidden Values. The analysis implied multiples of radio broadcast cash flow of 8.4X to 14.0X the Company's estimate of its 1996 pro forma broadcast cash flow.


     Stock Trading History. On the day prior to the July 22, 1996 meeting of the Board of Directors, the share price closed at $12.25. The Merger Consideration represents a 25.5% premium. The Merger Consideration compared to the 52-week high and low represented a premium of 25.5% and 119.6%, respectively, on that date. ABS also examined the premiums versus the high and low share prices at conventional interval periods prior to the public announcement of the transaction Merger Proposal. As of June 7, 1996 the premium was 50% versus the closing price on that date, and 25.5% and 53.8% versus the 30-day high and low as of that date. As of April 26, 1996 the premium was 46.4% versus the closing price on that date, and 25.5% and 53.8% versus the 30-day high and low as of that date. As of February 2, 1996 the premium was 80.9% versus the closing price on that date, and 25.5% and 80.9% versus the 30-day high and low as of that date. As of November 10, 1995 the premium was 92.2% versus the closing price on that date, and 25.5% and 98.4% versus the 30-day high and low as of that date.



     Other factors. ABS also considered the marketing process which had previously occurred in connection with the Company's retention of ABS to solicit offers to acquire the A Group Properties. ABS contacted 54 prospective investors including other broadcasting companies, companies with an interest in broadcasting and financial buyers. Approximately 47 parties executed confidentiality letters and received copies of the ABS information memorandum. As a result, three offers were received to acquire the entire company, none were above $10.00 per share, and two were received for the A Group Properties, neither of which were considered adequate. All offers were subject to various contingencies with respect to due diligence and financing.


     The summary set forth above is not a complete description of the analyses performed by ABS. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not susceptible to summary description.

     No single analytical methodology used by ABS was critical to its overall conclusion, as each analytical technique has its inherent strengths and weaknesses. The nature of available information may further affect the value of any particular methodology of technique. ABS's conclusion was based upon all of the analyses and factors that it considered taken as a whole and also on the application of ABS's experience and judgment. Its conclusion involved significant elements of subjective judgment and qualitative analyses. Accordingly, ABS believes that its analyses must be considered as a whole and that to focus upon specific portions of such analyses and factors would create an incomplete and misleading view of the process underlying the preparation of the ABS Opinion. ABS's analyses and opinion were based upon the forecasts and projections of future results which are not necessarily indicative of actual future results.

     ABS's Fee Arrangement. ABS will receive a fee of $825,000 in connection with its financial advisory relationship with the Company including the rendering of its opinion and will be reimbursed for all reasonable out-of-pocket expenses it incurred in connection therewith. The terms of the fee arrangement with ABS, which are customary in transactions of this nature, were negotiated at arms' length between the Company and ABS and, at the time it received the ABS Opinion, the Board of Directors was aware of such fee arrangement.

     In connection with the retention of ABS by the Company, the Company has agreed to indemnify ABS and its directors, officers, employees, agents and stockholders against certain claims and potential liabilities to which it may be subject arising out of the performance of its services under the retention agreement between ABS and the Board.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In early 1995, the Company began ongoing discussions with Mr. Osborn, to execute an incentive amendment to Mr. Osborn's existing Employment Agreement to provide for some form of compensation bonus in connection with the sale or other transfer of ownership of the Company. At a meeting of the Compensation Committee of the Company's Board of Directors held on May 22, 1996, the Compensation Committee approved an amendment to Mr. Osborn's Employment Agreement providing for a compensation bonus computed as follows: upon the occurrence of a Triggering Event (as hereinafter defined) prior to the end of the term of Mr. Osborn's existing Employment Agreement, Mr. Osborn would be entitled to receive an amount equal to one year's base salary ($375,000) ("Base Salary") on the date of such occurrence (the "Scheduled Payment Date"). If the Triggering Event yielded a price per share of $10.00 to holders of Shares, Mr. Osborn would be entitled to receive an additional amount equal to one year's Base Salary. For each 12.5% of a dollar above a per share price of $10.00, up to and including a per share price of $12.00, Mr. Osborn would also be entitled to receive an additional amount equal to 12.5% of Base Salary. Mr. Osborn would, in addition, be entitled to receive an amount equal to 25% of Base Salary for each 12.5% of a dollar above the per share price of $12.00 up to and including a per share price of $14.00. If the per share price were above $14.00, Mr. Osborn would be entitled to receive an additional amount equal to 50% of Base Salary for each 12.5% of a point above the per share price of $14.00. A "Triggering Event" means a merger or consolidation, tender offer, recapitalization, spin-off, extraordinary dividend or similar transaction in which the public stockholders of the Company receive proceeds in the form of cash or marketable securities.

     In connection with the Merger, on July 22, 1996 the Company's Board of Directors approved, and Mr. Osborn and the Company agreed to, a modification of the Employment Agreement to provide for a Triggering Event Payment in connection with the Merger in an aggregate amount which is less than the aggregate Triggering Event Payment amount contemplated by Amendment No. 1 as follows: If the Merger is consummated, Mr. Osborn will be entitled to receive an amount equal to one year's Base Salary ($375,000) on the date on which the Merger is consummated plus a bonus equal to $2,545,000.


     Following the consummation of the Merger, Mr. Osborn will remain the President and Chief Executive Officer of the Surviving Corporation pursuant to a new employment agreement. Mr. Osborn's proposed employment arrangements in respect of the Surviving Corporation will provide him with (i) a signing bonus of $300,000 and (ii) options to acquire 4% of the common stock of the Company (after the Merger) at the Per Share Common Stock Price based on performance and continued employment. Pursuant to a Subscription Agreement, Mr. Osborn has the right to acquire approximately 6% of the common stock of the Parent at the same per share price to be paid by the investors in Parent (the "Per Share Common Stock Price") in exchange for a portion of the Shares held by him valued at the Merger Consideration. The equity component of Mr. Osborn's employment arrangements may be revised in order to provide that Mr. Osborn will receive Capstar shares and options in lieu of the Parent shares and post-Merger Company options described above. In addition, Mr. Osborn will receive a guaranteed bonus equal to $25,000 on the first day of each calendar month for a period of 60 months following the execution of a definitive employment agreement between Mr. Osborn and the Surviving Corporation. The Subsidiary required that Mr. Osborn's entering into the foregoing employment arrangements be a condition to the Subsidiary's obligation to consummate the Merger.


     On January 17, 1995, the Company separately entered into termination protection agreements (the "Employee Severance Agreements") with 2 senior corporate executives (the "Executives") and certain key corporate employees (the "Key Employees", and together with the Executives, the "Protected Employees") to encourage the Protected Employees to remain with the Company during periods of uncertainty with respect to the Company's ownership and to enhance their abilities to act in the best interests of the Company and its stockholders with respect to any offer for the Company, without being influenced by any uncertainties surrounding their respective situations with the Company. The Employee Severance Agreements are also intended to further assure the continued employment of (i) in the case of the Executives, for the period from the date of the Employee Severance Agreements up to the time of a Triggering Event by the Company and (ii) in respect of the Protected Employees, for at least a period of twelve months by the Company's successor in interest following the occurrence of a Triggering Event. The Employee Severance Agreements provide the Protected Employees with the benefits described below. The consummation of the transactions contemplated by the Merger Agreement will constitute a Triggering Event with respect to the Protected Employees.

     The following benefits are provided under the Employee Severance
Agreements: (i) in respect of the Executives, a bonus payment equal to six times the sum of the current monthly salary at the time of a Triggering Event to be paid on or before the consummation of the transactions constituting a Triggering Event and (ii) in respect of the Protected Employees (A) a severance payment equal to six times the Protected Employees' current monthly salary if the Protected Employee is not employed in his current position and at his current rate of pay for a period of twelve months by the successor in interest to the Company following a Triggering Event and (B) at the Protected Employees' option, the Protected Employee may join the Company's existing health plan for eighteen months, the first six months to be paid for by the Company and the remaining twelve months to be paid for by the Protected Employee.

     The Employee Severance Agreements further provide that in the event the Company announces a Triggering Event and prior to the consummation of the transactions constituting such Triggering Event, in such intervening period, no Protected Employee may be terminated other than for Cause (as defined herein). The following constitutes, but is not a limitation on, grounds for Cause: (a) a violation of a lawful order or directive whether orally or in writing; (b) a failure to devote full time and attention to employment obligations; and (c) malfeasance or misfeasance which results in harm to the Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger are advisable and in the best interests of the Company and its stockholders and has approved the Merger Agreement. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER PROPOSAL.

                              THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF THE MERGER AGREEMENT. THIS SUMMARY DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. WHILE THE COMPANY BELIEVES THAT THIS DESCRIPTION COVERS THE MATERIAL TERMS OF THE MERGER AGREEMENT, ALL STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

EFFECTIVE TIME OF THE MERGER

     The Merger will be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of the DGCL (the date and time of the completion of such filing being the "Effective Time"). The Certificate of Merger will be filed as soon as practicable after the Special Meeting subject to the satisfaction or waiver, where permissible, of the conditions contained in the Merger Agreement, on or before the tenth business day after the FCC Consent has become a Final Order, upon five business days' prior written notice (given within the first five business days after the FCC Consent has become a Final Order) from the Subsidiary to the Company, of the Closing Date; provided, however, that in no event will the Effective Time occur prior to February 20, 1997. Assuming all conditions to the consummation of the Merger have been satisfied or waived, the Effective Time is expected to occur on or about February 20, 1997.

THE MERGER

     The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the Company's stockholders and compliance with certain other conditions, the Subsidiary will be merged with and into the Company, the separate corporate existence of the Subsidiary will cease, and the Company will continue as the Surviving Corporation of the Merger. Following consummation of the Merger, the Company, as the Surviving Corporation, will be a wholly-owned subsidiary of the Parent. The name of the Surviving Corporation will be "Osborn Communications Corporation."

ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION


     At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be amended and restated as of the Effective Time by operation of the Merger Agreement and by virtue of the Merger without any further action by the stockholders or directors of the Surviving Corporation. At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation. Thereafter, the Surviving Corporation's certificate of incorporation and bylaws may be amended in accordance with their terms and as provided in the DGCL.


OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     The directors of the Subsidiary immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Subsidiary immediately prior to the Effective Time will be the officers of the Surviving Corporation at the Effective Time, except that the president and chief executive officer of the Company immediately prior to the Effective Time shall be the president and chief executive officer of the Surviving Corporation at the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

CONVERSION OF THE SHARES

     At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than (i) any Share held by the Parent or the Subsidiary, which will be canceled, (ii) any Share held in the treasury of the Company, which will be canceled, and (iii) any Dissenting Shares), will be converted into the right to receive $15.375 in cash, without any interest thereon, payable to the holder thereof.

SETTLEMENT OF OPTIONS AND WARRANTS

     At the Effective Time, each holder of then outstanding Options to purchase Option Shares granted by the Company pursuant to the Osborn Communications Corporation Incentive Stock Plan, as amended, (whether or not then presently exercisable) shall be entitled to receive, and shall receive, in settlement of each Option, the Option Consideration from the Surviving Corporation in an amount equal to the product of (a) $15.375 minus the exercise price per Option Share and (b) the number of Option Shares (including any fractional Option Shares) covered by such Option, less any applicable withholding taxes.

     Immediately prior to the Effective Time, each holder of then outstanding Warrants to purchase Warrant Shares granted by the Company (whether or not then presently exercisable) shall be entitled to receive, and shall receive, in settlement of each Warrant, where the amount set forth in clause (i) below is positive, the Warrant Consideration from the Company in an amount equal to the product of (i) $15.375 minus the exercise price per share of the Warrant and
(ii) the number of Warrant Shares (including any fractional shares) covered by such Warrant, less any applicable withholding taxes.

EXCHANGE OF STOCK CERTIFICATES

     At or prior to the Effective Time, the Subsidiary will deposit, or cause to be deposited, with a bank or trust company designated by the Subsidiary or, at the Subsidiary's election, the Surviving Corporation (such bank or trust company or the Surviving Corporation being referred to as the "Exchange Agent") for the benefit of former holders of Shares, Options or Warrants, cash in an amount equal to all the Merger Consideration, Option Consideration and Warrant Consideration. Promptly thereafter, the Exchange Agent will mail to all former holders of record of the Company's Shares and all holders of Option Shares and Warrant Shares, a letter of transmittal with instructions for surrendering their certificates in exchange for the Merger Consideration. STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR SHARE CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

     In the event payment of any Merger Consideration is to be made to a person other than a person in whose name the certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment will pay any transfer or other taxes required by reason of the issuance of the Merger Consideration in a name other than that of the registered holder of the stock certificates surrendered, or shall establish to the satisfaction of the Subsidiary that such tax has been paid or is not applicable.

     Any funds remaining with the Exchange Agent six months after the Closing Date will be delivered to the Surviving Corporation (if the Surviving Corporation is not the Exchange Agent) and the Exchange Agent's duties will terminate. Thereafter, any holders of certificates formerly representing Shares may surrender such certificate to the Surviving Corporation and receive in exchange therefor the Merger Consideration, without any interest thereon.

LIQUIDATED DAMAGES; LETTER OF CREDIT

     The Subsidiary is obligated to pay $5,000,000 to the Company as liquidated damages in the event the Company terminates the Merger Agreement as a result of the breach by the Subsidiary of any representation or warranty, or any material breach of any covenant or agreement set forth in the Merger Agreement which breach shall have remained uncured for twenty (20) days following receipt by the Subsidiary of written notice of such breach. The right to receive the payment of $5,000,000 as liquidated damages will be the Company's sole and exclusive remedy if the Closing does not occur due to the Subsidiary's breach as described herein. As a condition to and upon payment to, and receipt by, the Company of liquidated damages, the Company is required to deliver a Release irrevocably and unconditionally releasing and discharging the Subsidiary, Parent and each of their respective successors, assigns, employees, agents, stockholders, partners, subsidiaries, parent companies and other affiliates from any and all claims, demands, causes of action or liabilities of any kind whatsoever related to or arising out of the Merger Agreement. As security for payment of liquidated damages, if and when due, the Company, the Subsidiary, Fund III and the Escrow Agent, have entered into an Escrow Agreement, as required by the Merger Agreement, pursuant to which the Subsidiary has deposited an original, irrevocable letter of credit issued by Bankers Trust Company in favor of the Company for the sum of $5,000,000 into an escrow account with the Escrow Agent. If the Subsidiary does not otherwise pay the liquidated damages to the Company when due, the Escrow Agent will be directed to deliver the Letter of Credit to the Company enabling the Company to draw thereon.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain representations, warranties and agreements of the Company including representations and warranties regarding:
(i) its due organization, valid existence and authority to enter into the Merger Agreement; (ii) subsidiaries; (iii) capital structure; (iv) financial statements and reports; (v) FCC matters; (vi) insurance; (vii) real estate; (viii) personal property; (ix) liens and encumbrances; (x) affiliate relationships; (xi) vote required; (xii) compliance with all applicable laws, judgments, orders, decrees, rules and regulations; (xiii) the enforceability of the Merger Agreement; (xiv) notices or approvals and consents required for execution and delivery of the Merger Agreement; (xv) the ABS Opinion and the fees payable in connection therewith; (xvi) conduct of business and absence of material changes in their business since March 31, 1996; (xvii) pending and threatened litigation; (xviii) tax matters; (xix) benefit plans; (xx) labor matters; (xxi) environmental matters; (xxii) intellectual property; (xxiii) title to assets; and (xxiv) certain material agreements.

     The Merger Agreement contains certain representations, warranties and agreements of the Subsidiary including representations and warranties regarding:
(i) its due organization, valid existence and authority to enter into the Merger Agreement; (ii) pending or threatened litigation; (iii) FCC matters; and (iv) owned or leased real estate.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, the Company has agreed that it will conduct the business of the Company and its subsidiaries prior to the Effective Time in the ordinary and usual course of business and consistent with past practice. The Merger Agreement also restricts the ability of the Company and its subsidiaries to:

          (1) conduct its business in any material respect except in the ordinary course consistent with past practice; or

          (2) if it would cause a Material Adverse Effect, fail to use its commercially reasonable efforts to preserve intact the Company's present business organization and to keep available the services of its present officers, station managerial personnel (including the General Manager, Station Manager, General Sales Manager, Local Sales Manager, National Sales Manager, Programming Director and Business Manager, or persons performing comparable duties, of each Station (collectively, the "Station Management")) and over-the-air employees or independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business will not be materially impaired at the Closing Date; or

          (3) other than as previously disclosed in writing to the Subsidiary, fail to use its commercially reasonable efforts to maintain the present format of the Stations and with programming consistent with past practices; or

          (4) split, combine, divide, distribute or reclassify any shares of its capital stock, declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or other securities; provided, however, that nothing prevents any of its subsidiaries from paying dividends or making other distributions to the Company; or

          (5) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into or exercisable or exchangeable for shares of stock of any class (other than the issuance of certificates in replacement of lost certificates); or

          (6) change or amend its charter documents or bylaws; or

          (7) except for amendments, terminations (without payment of penalty or damages), renewals or failures to renew (without payment of penalty or damages) of employment agreements with over-the-air personnel in the ordinary course of business and consistent with past practice (subject to prior consultation with the Subsidiary reasonably in advance thereof), enter into, materially amend, terminate, or fail to use its commercially reasonable efforts to renew any material contract (provided that neither the Company nor its subsidiaries will be required to renew any material contract on terms that are less favorable to the Company or its subsidiaries) or default in any material respect (or take or omit to take any action that, with or without the giving notice or passage of time, would constitute a material default) under any material contract or enter into any new material contract; or

          (8) merge or consolidate with or into any other legal entity, dissolve or liquidate; or

          (9) incur or assume any long-term debt (including obligations in respect of capital leases and for interest), assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any person (other than advances to employees in the ordinary course of business); or

          (10) adopt or amend any employee benefit plan or collective bargaining agreement, or increase in any manner the compensation or fringe benefits of any director, officer or employee or other station and broadcast personnel (whether employees or independent contractors) or pay any benefit not by any existing agreement, except in the ordinary course of business and consistent with past practices and as required by law, provided that, before entering into any employment agreement or increasing or agreeing to increase the compensation, bonuses or other benefits of any station management or over-the-air talent in the ordinary course of business and as required by law, the Company shall first have consulted in good faith with the Subsidiary with respect to the terms of any such employment agreement or increase or change in compensation, bonuses or other benefits; or

          (11) except as set forth on a schedule to the Merger Agreement, acquire (including, without limitation, by merger, consolidation or the acquisition of any equity interest or assets) or sell (whether by merger, consolidation or the sale of any equity interest or assets), lease or dispose of any assets except in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices (other than sales of surplus or obsolete equipment), whether in one or more transactions, in no event having a fair market value in excess of $75,000; or

          (12) mortgage, pledge or subject to any material lien any of its properties or assets, tangible or intangible, other than in the ordinary course of business consistent with past practice; or

          (13) except as required by GAAP, applicable law or circumstances which did not exist as of March 31, 1996, change any of the material accounting principles or practices used by it; or

          (14) make any settlement of or compromise any tax liability, change any tax election or tax method of accounting or make any new tax election or adopt any new tax method of accounting which settlement, compromise, method or election is material to the Company and its subsidiaries, taken as a whole; or

          (15) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, claims, liabilities or obligations on a basis, and within the time, consistent with past practice; or

          (16) change in any material respect its existing practices and procedures with respect to the collection of accounts receivable of the Stations and, except with respect to good faith attempts consistent with past practice to obtain payment of a past due receivable, or except in accordance with existing practices, a contested receivable, offer to discount the amount of any outstanding receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) to accelerate the collection thereof, or change any Company radio station's advertising rates or policies, procedures or methods in connection with the sale of advertising time in a manner primarily intended to accelerate the receipt of cash payments or fail to incur annual advertising and promotional department expenses in cash and trade below 90% of that budgeted for 1996 (as such budget previously has been delivered to the Subsidiary); or

          (17) except as contemplated by that certain Option Agreement dated as of July 8, 1996, by and between Wheeling Radio Company and Mountain Radio Corporation, enter into, or enter into negotiations or discussions with any person other than the Subsidiary with respect to, any local marketing agreement, time brokerage agreement, joint sales agreement or any other similar agreement; or

          (18) agree to or make any commitment, orally or in writing, to take any actions prohibited by the Merger Agreement.

     The Merger Agreement also requires that the Company use commercially reasonable efforts to ensure that the difference, if negative, between the value of time owed under barter agreements to which any of its Stations is a party or by which any of them is bound and the value of the goods and services to be received under such agreements, taken as a whole, does not exceed $75,000.

ENVIRONMENTAL SITE ASSESSMENTS

     If the Subsidiary or its lenders or other financing sources require Phase I or Phase II environmental site assessments ("ESAs"), the Company is required, at its sole expense and upon written notice from the Subsidiary to the Company identifying the locations at which such ESAs are required, to cause to be performed by a nationally recognized and duly qualified environmental consultant reasonably acceptable to the Subsidiary and the Company an ESA at each identified transmission site owned, operated or leased by the Company or its subsidiaries and at such other identified real properties and facilities owned, operated or leased by the Company or its subsidiaries. The Company must submit final copies of the Phase I ESA reports (and, if applicable, Phase II ESA reports) to the Subsidiary no later than 45 days following the date on which the Company receives the notice referred to above.

NO SOLICITATION; FIDUCIARY DUTIES

     The Merger Agreement provides that the Company will not and will not permit any of its subsidiaries or any officer, director, employee, attorney, accountant, financial advisor, investment banker or other agent of the Company or any of its subsidiaries to initiate, solicit, negotiate, encourage or provide information to facilitate the submission of any proposal or offer from any person relating to a Business Combination Transaction Proposal. However, in response to an unsolicited written proposal with respect to a Business Combination Transaction Proposal prior to the receipt of the requisite vote or consent for approval and adoption by the Company's stockholders of the Merger Proposal, the Company may furnish information concerning the Company to or enter into discussions or negotiations with any person ("Potential Acquiror") if based upon consultation with ABS and the opinion of its outside legal counsel the Board of Directors determines in good faith that the failure to provide such information to or enter into discussions or negotiate with such Potential Acquiror would constitute a breach of its fiduciary duties to the Company's stockholders imposed by applicable laws. The Company must (i) prior to providing such information to, or entering into discussions or negotiations with, such person, promptly inform the Subsidiary that confidential information is to be provided, that discussions or negotiations are to take place, (ii) obtain from such Potential Acquiror a confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement between the Company and Hicks Muse and (iii) furnish to the Subsidiary the identity of the Potential Acquiror and the material terms of any offer received. The term "Business Combination Transaction

Proposal" as used in the Merger Agreement means any proposal or offer to acquire all or any substantial part of the business and properties of the Company or any capital stock of the Company, whether by merger, consolidation, purchase of assets, exchange offer, tender offer or otherwise, and whether for cash, securities or any other consideration or combination thereof. See "THE MERGER AGREEMENT -- Fees and Expenses."

COMPLIANCE WITH STATION LICENSES

     The Company is required to cause the Stations to be operated in all material respects in accordance with the licenses granted by the FCC (the "Station Licenses") and all applicable rules and regulations of the FCC and in compliance in all material respects with all other applicable laws, regulations, rules and orders. The Company must use its commercially reasonable efforts not to cause or permit any of the Station Licenses to expire or be surrendered, adversely modified or terminated. The Company must also file or cause to be filed with the FCC all applications (including license renewals) or other documents required to be filed in connection with the operation of the Stations. In addition, if requested by the Subsidiary at the Subsidiary's expense, the Company must file or cause to be filed with the FCC applications for new, specifically identified frequencies that may be useful in connection with the operation of the Stations. Should the FCC institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses, the Company will use its commercially reasonable efforts to promptly contest such proceedings and to seek to have such proceedings terminated in a manner that is favorable to the Stations. The Company will use its commercially reasonable efforts to maintain the FCC construction permits (if any) in effect until the applicable construction projects are complete and to diligently prosecute all pending FCC applications. If the Company (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claim violation of the rules and regulations of the FCC, or of any other governmental entity, that could affect the Company's ability to consummate the transactions contemplated hereby, or should the Company (or its FCC counsel) become aware of any fact relating to the qualifications of the Company that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the Station Licenses, the Company must promptly notify the Subsidiary in writing and use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by the Merger Agreement.

COVENANTS OF THE SUBSIDIARY

     The Subsidiary is required to promptly notify the Company of, and use its commercially reasonable efforts to take such steps necessary to remove, any FCC-related impediments to the transactions contemplated by the Merger Agreement including, (a) any administrative or other order or notification relating to any violation or claimed violation of the rules and regulations by the FCC affecting or potentially affecting the Subsidiary's ability to consummate the Merger and
(b) any fact relating to the Subsidiary that could cause the commission to withhold its consent to the transfer of control of Station Licenses. In addition, the Subsidiary must give the Company prompt written notice of (a) the occurrence or failure to occur of any event likely to result in a breach of its representations or warranties in the Merger Agreement and (b) the failure of the Subsidiary or any officer, director, employee or agent of the Subsidiary, to comply in any material respect with any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

FUND III EQUITY FUNDING COMMITMENT


     The Subsidiary has delivered to the Company a binding commitment letter from Fund III pursuant to which Fund III will provide equity financing in the amount of $27.2 million to provide the Subsidiary a portion of the funds required to consummate the transactions contemplated by the Merger Agreement.


MUTUAL COVENANTS

     The Merger Agreement contains mutual covenants between the Company and the subsidiary including, (i) to file jointly any required applications requesting the FCC Consent and to take all proper steps reasonably necessary to diligently prosecute the applications and obtain the FCC Consent;
(ii) to refrain from consummating the Merger until the grant of the FCC Consent has become a Final Order; (iii) to promptly, following the execution of the Merger Agreement, file with the appropriate governmental authorities (other than the FCC) such requests, reports or notifications as may be required in connection with the Merger Agreement, including filings required by the HSR Act;
(iv) representing and warranting to each other that Bankers Trust Company of New York and Robert Chaisson are the only brokers or finders in connection with the Merger Agreement; (v) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger, including, entering into the Release, and if the Subsidiary has preferred stock issued and outstanding prior to the Effective Time, at the request of the Subsidiary, amending the Merger Agreement to provide that such preferred stock be converted into preferred stock of the Surviving Corporation and amending the Certificate of Incorporation of the Company to the extent necessary to allow such preferred stock to become preferred stock of the Surviving Corporation; and (vi) entering into the Escrow Agreement.


CONDITIONS TO THE MERGER

     The respective obligations of each party to the Merger Agreement to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) requisite approval by the Company's stockholders shall have been obtained; (ii) requisite consent from the FCC shall have been obtained and become a Final Order; (iii) the waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated; (iv) no temporary restraining order, preliminary or permanent injunction, order or decree by any court of competent jurisdiction or other legal restraint which prevents the consummation of the Merger shall have been issued and in effect; (v) no action shall have been taken and no statute, rule or regulation shall have been enacted by any governmental entity which would prevent the consummation of the Merger or make the consummation of the Merger illegal; and (vi) all authorizations, waivers, consents, orders and approvals, declarations or filings with, or expirations of waiting periods imposed by any governmental entity required for the consummation of the Merger and the transactions contemplated by the Merger Agreement required to consummate the Merger shall have been made or obtained and in effect at the Effective Time.

     The obligations of the Company to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following further conditions, unless waived by the Company: (i) the performance by the Subsidiary in all material respects of the obligations required to be performed by it under the Merger Agreement prior to the Closing Date; (ii) the accuracy of the representations and warranties of the Subsidiary contained in the Merger Agreement (in all material respects for any representation or warranty not already qualified for materiality) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date; (iii) the receipt by company of an opinion of each of Vinson & Elkins L.L.P. and Fisher, Wayland, Cooper & Leader, counsel and special FCC Counsel, respectively, to the Subsidiary in substantially the forms attached to the Merger Agreement; and (iv) the delivery by the Subsidiary of all documents and instruments required to be delivered by it to the Company.

     The obligations of the Subsidiary to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived by the Subsidiary: (i) the performance by the Company in all material respects of the obligations required to be performed by it under the Merger Agreement prior to the Closing Date; (ii) the accuracy of the representations and warranties of the Company contained in the Merger Agreement (in all material respects for any representation or warranty not already qualified for materiality) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (unless otherwise limited to the date of the Merger Agreement); (iii) receipt by the Subsidiary of an opinion of each of Paul, Weiss, Rifkind, Wharton & Garrison and Haley, Bader & Potts, PLC, counsel and special FCC Counsel, respectively, to the Company, in substantially the forms attached to the Merger Agreement; (iv) the review by the Subsidiary of evidence reasonably satisfactory to it of the requisite consents necessary to consummate the transactions contemplated by the Merger Agreement;
(v) the receipt by the Company of the consent of each holder of outstanding Options or Warrants to purchase Shares to the settlement of such holder's Options or Warrants through the exchange of such Options or Warrants for the Option Consideration and the Warrant Consideration, as the case may be; (vi) the execution and delivery by the Company of an employment agreement containing Mr. Osborn's new employment arrangements; (vii) the restriction of the aggregate fees and expenses payable to ABS, Bankers Trust Company of New York and Robert Chaisson in connection with the Merger Agreement to an amount not to exceed $2,075,000; (viii) the execution and delivery by Mr. Osborn of a subscription agreement thereby subscribing for Common Stock, par value $0.01 per share, of the Parent in exchange for Shares; and (ix) delivery by the Company of all documents, instruments, certificates or other items required to be delivered by it to the Subsidiary.

TERMINATION

     The Merger Agreement may be terminated, either before or after approval by the Company's stockholders, under certain circumstances, including the following:

          (1) by mutual consent of the Subsidiary and the Company;

          (2) by either the Subsidiary or the Company:

             (a) if there has been any breach of any representation or warranty, or any material breach of any covenant or agreement, on the part of the Subsidiary, on the one hand, or the Company, on the other hand, set forth in the Merger Agreement which breach has not been cured within twenty (20) days (the "Cure Period") following receipt by the breaching party of written notice of such breach;

             (b) if a court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action has become final and nonappealable;


             (c) if, for any reason, the FCC denies or dismisses any of the applications filed with the FCC requesting the FCC's written consent to the transfer of control of the Station Licenses pursuant to the Merger Agreement (the "Applications") and the time for reconsideration or court review under the Communications Act of 1934, as amended (the "Communications Act"), with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;


             (d) if, for any reason, any of the Applications is designated for an evidentiary hearing by the FCC;

             (e) if the Merger Agreement and the transactions contemplated thereby, when presented to the holders of Common Stock for their consideration, whether by vote or by consent, fails to receive the requisite vote or consent for approval and adoption by the holders of Common Stock; or

             (f) if the Closing has not occurred by the later of the first anniversary date of the Merger Agreement, or the date to which the Closing Date is extended pursuant to the Merger Agreement; provided, however, that the right to terminate the Merger Agreement under this clause (f) will not be available to any party whose breach of the Merger Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (3) by the Subsidiary:

             (a) with respect to a Trading Event, Banking Event, or a Station Event, at its option, as provided in the Merger Agreement (as used in the Merger Agreement, a "Trading Event" means that trading generally in securities on the New York Stock Exchange has been suspended or materially limited; a "Banking Event" means that a general moratorium on commercial banking activities in New York, New York has been declared by any federal or state authority; and a "Station Event" means any act of nature, calamity or casualty (including but not limited to fires, floods, earthquakes and storms) that has caused one or more of the Company's radio stations representing an aggregate of 3% of the consolidated gross revenues of the Company for the last full 12 calendar months not to be operating in compliance with its or their respective station licenses.);


             (b) if the FCC grants any of the Applications with any material adverse conditions not generally imposed on grants of such applications and the time for reconsideration or court review under the Communications Act with respect to such material adverse conditions has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;


             (c) if (A) the Company's Board (1) withdraws its recommendation of the Merger Agreement or the Merger (whether or not under the circumstances permitted by the Merger Agreement) or shall have resolved to do so or (2) shall have recommended to the stockholders any Business Combination Transaction, whether or not in the circumstances under which the Company has a right to terminate the Merger Agreement pursuant to its terms, or resolved to do so or (B) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced (other than by the Company or its affiliates) and the Company's Board of Directors fails to recommend against the stockholders of the Company tendering their shares into such tender offer or exchange offer; or

             (d) if the Company fails to perform its Closing obligations under the Merger Agreement; or

          (4) by the Company:

             (a) if, prior to the receipt of the requisite vote or consent for approval and adoption by the holders of Common Stock of the Merger Agreement and the transactions contemplated thereby, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders under applicable law, the Company's Board of Directors determines that such termination is required by such fiduciary duties by reason of a Business Combination Proposal on terms more favorable to the stockholders of the Company than the Merger and which has a reasonable prospect of being consummated in accordance with its terms (such determination being based on consultations with ABS and the opinion of its independent legal counsel that such termination is required in order for the Company's Board of Directors not to breach its fiduciary duties to stockholders imposed by applicable law); provided that the Company has provided the Subsidiary with at least 48 hours prior written notice of its intent to so terminate the Merger Agreement (together with a summary of the material terms of such Business Combination Transaction Proposal); and provided, further, that any termination of the Merger Agreement by the Company shall not be effective until the Company has made payment of the Alternative Proposal Fee; or

             (b) if the Subsidiary fails to perform any of its obligations under the Merger Agreement.

     The right of any party to the Merger Agreement to terminate the Merger Agreement will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party thereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents or other representatives whether prior to or after the execution of the Merger Agreement. Notwithstanding anything in the foregoing to the contrary, no party to the Merger Agreement that is in material breach of the Merger Agreement is entitled to terminate the Merger Agreement except with the consent of the other parties thereto.

FEES AND EXPENSES

     Except as hereinafter described, all costs and expenses incurred in connection with the Merger Agreement and the Merger are to be paid by the party incurring them.

     The Company is required to pay to the Subsidiary the Alternative Proposal Fee if the Merger Agreement is terminated by the Subsidiary because (i) the Company's Board of Directors (A) determines not to give or withdraws its approval or recommendation of the Merger Agreement or the transactions contemplated thereby or (B) recommends to the stockholders of the Company any Business Combination Transaction, whether or not under the circumstances permitted by the Merger Agreement, or (ii) a tender offer or exchange offer for 50% or more of the outstanding Shares is commenced and the Company's Board of Directors fails to recommend against the stockholders of the Company tendering their Shares into such tender offer or exchange offer, or (iii) if prior to the receipt of the requisite vote or consent for approval and adoption by the Company's stockholders of the Merger Agreement, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders under applicable law, the Company's Board of Directors determines that such termination is required by such fiduciary duties by reason of a proposal that either constitutes a Business Combination Transaction or may reasonably be expected to lead to a Business Combination Transaction on terms more favorable to the Company's stockholders than the Merger and which has a reasonable prospect of being consummated in accordance with its terms.

AMENDMENT OF THE MERGER AGREEMENT

     The Merger Agreement may be amended at any time prior to the Effective Time by written agreement of the Company, the Parent and the Subsidiary, except that after stockholder approval and adoption of the Merger, no amendment may be made which either decreases the amount or changes the type of consideration into which each Share will be converted pursuant to the Merger Agreement upon consummation of the Merger.

CERTAIN OTHER EFFECTS OF THE MERGER

     If the Merger is consummated, the Company's stockholders will not have the opportunity to continue their equity interest in the Company and, therefore, will not share in the future earnings and growth of the Company. Further, if the Merger is consummated, public trading of the Shares will cease, the Shares will no longer be listed on Nasdaq and the registration of the Shares under the Exchange Act will be terminated.

     The Merger will have certain effects on the Company's officers and directors as described herein. In its deliberations concerning the Merger, the Board of Directors was aware of these effects. However, because these effects reflect amounts to be received based on the same per Share price as will be received by all stockholders or are a continuation of obligations of the Company which existed prior to the commencement of negotiations to sell the Company, the Board of Directors did not consider such matters as affecting the fairness of the Merger to the Company's stockholders. Certain officers of the Company are party to employment or other agreements with the Company which would provide compensation to the officer upon a change in control of the Company or provides severance benefits upon termination of employment. In addition, the Subsidiary requires as a condition to Closing that Mr. Osborn execute an employment agreement with the Surviving Corporation and a Subscription Agreement to subscribe for shares in the Parent. See "THE MERGER -- Interests of Certain Persons in the Merger."


     As of the Record Date, executive officers and directors of the Company as a group (nine persons) owned of record or beneficially an aggregate of 1,071,968 Shares, for which they will receive the same Merger Consideration as other stockholders if the Merger is consummated, except that pursuant to the Subscription Agreement, Frank D. Osborn will have the right to acquire approximately 6% of the common stock of the Parent at the Per Share Common Stock Price in exchange for a portion of the Shares held by him valued at the Merger Consideration. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "THE MERGER -- Interests of Certain Persons in the Merger." Executive officers of the Company also hold Options to acquire 65,417 Option Shares which are not currently exercisable but for which they will be entitled to receive an average settlement price of $8.22 per Option Share if the Merger is consummated. See "THE MERGER AGREEMENT -- Settlement of Options and Warrants." The officers and directors of the Subsidiary immediately prior to the Effective Time will be the initial officers and directors of the Surviving Corporation, except that the president and chief executive officer of the Company immediately prior to the Effective Time shall be the president and chief executive officer of the Surviving Corporation at the Effective Time.

                 FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE DISCUSSION SET FORTH BELOW PRESENTS ALL MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE STOCKHOLDERS OF THE COMPANY. THIS DISCUSSION AS IT RELATES TO A PARTICULAR STOCKHOLDER MAY VARY DEPENDING UPON THE STOCKHOLDER'S PARTICULAR CIRCUMSTANCES. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THE STOCKHOLDER OF THE MERGER OR THE EXERCISE OF DISSENTERS' APPRAISAL RIGHTS, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAXES.

     The exchange of Shares pursuant to the Merger (and the receipt of cash in respect of the exercise of dissenters' appraisal rights) will be taxable transactions for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be taxable transactions under applicable state, local, foreign and other tax laws. For federal income tax purposes, each holder of Shares whose Shares are exchanged in the Merger will generally recognize gain or loss equal to the difference between the amount of cash received by such stockholder in the Merger and such stockholder's adjusted tax basis in such shares. As long as the stockholder is not also the holder, directly or indirectly, of an equity interest in the Parent, gain or loss recognized will be treated as a long-term capital gain or loss if the Shares are held as capital assets and have been held for a period of more than one year at the Effective Time.

     If a noncorporate stockholder recognizes a capital loss in connection with the sale or exchange of Shares, the stockholder may offset the capital loss against any other capital gains realized by such stockholder in the taxable year and against up to $3,000 of such stockholder's ordinary income (for individual filing joint returns). Any excess loss may be carried forward indefinitely. A corporate stockholder may use a capital loss recognized in connection with the sale or exchange of Shares to offset any capital gains realized by it in the same taxable year but not to offset ordinary income. Any unused capital loss of a corporation may generally be carried back to its three preceding taxable years and then, to the extent unused, forward for five succeeding taxable years, in each case to offset capital gains, if any.

                              ACCOUNTING TREATMENT

     The Merger will be treated by the Subsidiary as a "purchase" for accounting and financial reporting purposes.

                               ANTITRUST MATTERS


     The HSR Act provides that certain acquisition transactions, including the Merger, may not be consummated unless specified information is furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The required information was supplied by the Company and the Subsidiary on November 12, 1996. See "THE MERGER AGREEMENT -- Conditions to the Merger."


                        DISSENTERS' RIGHTS OF APPRAISAL

     For purposes of this section of the Proxy Statement, the term "Company" will be deemed to also refer to the Surviving Corporation with respect to actions taken after the Effective Time.

     Pursuant to the Merger Agreement and the DGCL, the holders of Shares will have dissenters' rights in connection with the Merger under Section 262 of the DGCL ("Section 262"), a copy of which is attached to this Proxy Statement as Appendix C. A stockholder of the Company may object to the Merger Proposal and demand in writing that the Company pay the fair value of such stockholder's Shares. If a stockholder properly exercises dissenters' rights of appraisal in connection with the Merger under Section 262 (a "Dissenting Stockholder"), any Shares ("Dissenting Shares") held by the Dissenting Stockholder will not be converted into the right to receive the Merger Consideration, but instead will be converted into the right to receive the fair value of such Shares pursuant to Section 262. THE FOLLOWING SUMMARY OF THE PROVISIONS OF SECTION 262 IS NOT INTENDED TO BE A COMPLETE STATEMENT THEREOF AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 262, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX C AND INCORPORATED HEREIN BY REFERENCE. The Company will not give any notice of the following requirements other than as described in this Proxy Statement and as required by the DGCL.

     Section 262. Under the DGCL, record holders of Shares who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger or consented thereto will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

     Under Section 262, if a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, the Company must notify each of the holders of Shares at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section
262. This Proxy Statement constitutes such notice. Any such stockholder who wishes to exercise appraisal rights should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under Section 262.

     A holder of Shares wishing to exercise appraisal rights must deliver to the Company, before the taking of the vote on the approval and adoption of the Merger Proposal at the Special Meeting, a written demand for appraisal of such holder's Shares. In addition, a holder of Shares wishing to exercise appraisal rights must hold of record such Shares on the date the written demand for appraisal is made and must continue to hold such Shares through the Effective Time.

     Only a holder of record of Shares is entitled to assert appraisal rights for the Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates.

     If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record owner. Holders of Shares who hold their Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal should be mailed or delivered to Michael F. Mangan, Vice President & Secretary, Osborn Communications Corporation, 130 Mason Street, Greenwich, Connecticut 06830 so as to be received before the vote on the approval and adoption of the Merger Agreement at the Special Meeting.

     Within 10 days after the Effective Time, the Company must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262. Within 120 days after the Effective Time, but not thereafter, the Company, or any holder of Shares entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such shares. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the

Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in
Section 262.

     Within 120 days after the Effective Time, any record holder of Shares who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statements must be mailed to such record holder within 10 days after a written request therefor has been received by the Company.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of Shares entitled to appraisal rights and will appraise the "fair value" of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their Shares as determined under Section 262 could be more than, the same as, or less than the value of the Merger Consideration that they would otherwise receive if they did not seek appraisal of their Shares. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. More specifically, the Delaware Supreme Court has stated that: "Fair value, in an appraisal context, measures 'that which has been taken from [the stockholder], viz., his proportionate interest in a going concern.' In the appraisal process the corporation is valued 'as an entity,' not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the corporation must be viewed as an on-going enterprise, occupying a particular market position in the light of future prospects." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised. The costs of the action may be determined by the Court and taxes upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of Shares in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Shares entitled to appraisal.

     Any holder of Shares who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Shares (except dividends or other distributions payable to holders of record of Shares as of a date prior to the Effective Time).

     If any holder of Shares who demands appraisal of Shares under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into Merger Consideration in accordance with the Merger Agreement. A holder of Shares will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. A holder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     The foregoing is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is attached hereto as Appendix C.

                               LEGAL PROCEEDINGS


     The Company is a defendant in a purported class action filed on July 30, 1996, in the Court of Chancery of the State of Delaware in and for New Castle County, against the Company and all its directors and executive officers (the "Individual Defendants"). The Complaint alleges principally that (i) the Merger Consideration is unfair and does not constitute a maximization of stockholders value and (ii) the Individual Defendants breached their fiduciary duties by failing to take reasonable steps to maximize shareholder value. The plaintiff seeks injunctive relief to enjoin the consummation of the Merger, but as of the date of this filing has not moved for preliminary injunctive relief and has not sought expedited proceedings. Alternatively, in the event that the Merger is consummated, the plaintiff seeks damages caused by the alleged breach of fiduciary duties by the Individual Defendants. The Company believes, based, inter alia, on the facts set forth at pages 13 to 16 above, that it has valid defenses to the plaintiff's claims and intends to vigorously defend the action. The plaintiff and the defendants have stipulated that the time when the defendants are required to move or answer with respect to the complaint is extended until the 15th day from the date the plaintiff serves written notice of a request for such a response.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Ernst & Young LLP, independent accountants and auditors of the Company's financial statements, are expected to be present at the Special Meeting, and will have an opportunity to make statements if they so desire and will be available to respond to appropriate questions.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements, and other information can be inspected at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at the Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, Seven World Trade Center, New York, New York 10048. In addition, copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information also may be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

     After the Effective Time, the Shares will no longer be publicly traded and the Shares will cease to be listed on Nasdaq. Moreover, the Surviving Corporation of the Merger will be relieved of the obligations to file informational reports under the Exchange Act, such as proxy statements, and its officers, directors and more than 10% stockholders will be relieved of the reporting requirements under, and the 'short-swing' profit recapture provisions of, Section 16 of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the SEC are incorporated herein by reference:

          1. Annual Report on Form 10-K for the year ended December 31, 1995;

          2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

          3. Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;


          4. Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;



          5. Report on Form 8-K dated February 2, 1996;



          6. Report on Form 8-K dated May 3, 1996 as amended on Form 8-K/A-1 dated July 15, 1996;



          7. Report on Form 8-K dated July 23, 1996; and



          8. Report on Form 8-K dated September 3, 1996.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     These documents (without exhibits, unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates by reference herein) are available without charge to each person, including each beneficial owner, to whom a copy of this Proxy Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of request. Requests should be directed to Osborn Communications Corporation, 130 Mason Street, Greenwich, CT 06830, Attention: Secretary; telephone number (203) 629-0905.


                             CERTAIN RECENT EVENTS



     Subsequent to signing the Merger Agreement and with the consent of the Subsidiary, the Company entered into agreements to acquire several additional radio stations. Under these agreements, the Company has agreed to acquire radio stations WTXT-FM serving Tuscaloosa, Alabama and WYNU-FM serving Jackson, Tennessee. The approximate aggregate purchase price to be paid by the Company for these properties is $8,700,000 (including certain contingent, consulting, and noncompetition fees which may be payable to certain sellers).



     As previously announced, the Company has also agreed to sell radio stations KNAX-FM and KRBT-FM serving Fresno, California for approximately $11,000,000 in a transaction that is expected to close prior to the convening of the Special Meeting.



     The transactions described above do not require Stockholder action, and Stockholders are not being asked to approve or disapprove of any of these transactions. The Company may enter into other acquisition and or sale transactions prior to the consummation of the Merger, subject to the Subsidiary's consent.


                                 OTHER MATTERS

     The Board of Directors of the Company does not intend to bring any other matters before the Special Meeting and does not know of any other matters that may be brought before the Special Meeting by others. If any other matter should come before the Special Meeting, the persons named in the enclosed proxy will have discretionary authority to vote the Shares represented thereby in accordance with their best judgment.

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                         OCC ACQUISITION COMPANY, INC.,



                       OSBORN COMMUNICATIONS CORPORATION,



                                       AND



                             OCC HOLDING CORPORATION
                 (FOR CERTAIN LIMITED PURPOSES SET FORTH HEREIN)


                                   DATED AS OF



                                  JULY 23, 1996

                                TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----

                                    ARTICLE I

                                   THE MERGER

         1.1.     The Merger ...........................................................  1
         1.2.     Effective Time .......................................................  2
         1.3.     Effect of the Merger .................................................  2
         1.4.     Certificate of Incorporation; Bylaws .................................  2
         1.5.     Directors and Officers ...............................................  2
         1.6.     Merger Consideration; Conversion and Cancellation of Securities ......  2
         1.7.     Employee Stock Options ...............................................  3
         1.8.     Warrants .............................................................  4
         1.9.     Dissenting Shares ....................................................  4
         1.10.    Payment; Surrender of Certificates ...................................  4
         1.11.    Stock Transfer Books .................................................  5
         1.12.    Stockholder Approval .................................................  6
         1.13.    Proxy Statement ......................................................  6
         1.14.    Letter of Credit .....................................................  7

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1.     Representations and Warranties Regarding Osborn ......................  8
         2.2.     Representations and Warranties of Mergeco ............................ 22

                                   ARTICLE III

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         3.1.     Covenants of Osborn .................................................. 23
         3.2.     Negative Trade Balance ............................................... 26
         3.3.     Environmental Site Assessments ....................................... 26

                                   ARTICLE IV

                         ADDITIONAL AGREEMENTS OF OSBORN

         4.1.     No Solicitation of Transactions ...................................... 26
         4.2.     Access and Information ............................................... 27
         4.3.     Assistance ........................................................... 29
         4.4.     Compliance With Station Licenses ..................................... 29


                                       (i)

                                                                                        PAGE
                                                                                        ----

         4.5.     Notification of Certain Matters ...................................... 30
         4.6.     Third Party Consents ................................................. 30
         4.7.     Frank D. Osborn Employment Agreement ................................. 30

                                    ARTICLE V

                              COVENANTS OF MERGECO

         5.1.     Notification of Certain Matters ...................................... 30
         5.2.     Commitment Letter .................................................... 31

                                   ARTICLE VI

                                MUTUAL COVENANTS

         6.1.     Application for Commission Consent ................................... 31
         6.2.     Control of Stations .................................................. 31
         6.3.     Other Governmental Consents .......................................... 32
         6.4.     Brokers or Finders ................................................... 32
         6.5.     Additional Agreement ................................................. 32
         6.6.     Escrow Agreement ..................................................... 32

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

         7.1.     Conditions to Each Party's Obligation ................................ 33
         7.2.     Conditions to Obligation of Mergeco .................................. 33
         7.3.     Conditions to Obligations of Osborn .................................. 34

                                  ARTICLE VIII

                                     CLOSING

         8.1.     Closing .............................................................. 35
         8.2.     Actions to Occur at Closing .......................................... 36

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         9.1.     Termination .......................................................... 37
         9.2.     Fees and Expenses .................................................... 39
         9.3.     Effect of Termination ................................................ 39


                                      (ii)

                                                                                        PAGE
                                                                                        ----


                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1.    Non-Survival of Representations, Warranties and Covenants ............ 40
         10.2.    Knowledge ............................................................ 40
         10.3.    Amendment and Modification ........................................... 40
         10.4.    Waiver of Compliance ................................................. 40
         10.5.    Severability ......................................................... 40
         10.6.    Expenses and Obligations ............................................. 41
         10.7.    Parties in Interest .................................................. 41
         10.8.    Notices .............................................................. 41
         10.9.    Interpretation ....................................................... 42
         10.10.   Counterparts ......................................................... 42
         10.11.   Entire Agreement ..................................................... 42
         10.12.   Governing Law ........................................................ 42
         10.13.   Public Announcements ................................................. 43
         10.14.   Assignment ........................................................... 43
         10.15.   Further Assurances ................................................... 43
         10.16.   Director, Officer and Stockholder Liability .......................... 43
         10.17.   Certain Definitions .................................................. 43



                                      (iii)

EXHIBITS:

Exhibit A        --        Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B        --        Form of Employment Agreement
Exhibit C        --        Form of Subscription Agreement
Exhibit D        --        Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
Exhibit E        --        Form of Opinion of Haley, Bader & Potts
Exhibit F        --        Form of Opinion of Vinson & Elkins L.L.P.
Exhibit G        --        Form of Opinion of Fisher, Wayland, Cooper & Leader
Exhibit H        --        Form of Voting Agreement
Exhibit I        --        Form of Escrow Agreement
Exhibit J        --        Form of Letter of Credit
Exhibit K        --        Form of Commitment Letter
Exhibit L        --        Form of Release

SCHEDULES:

Schedule 2.1(b)           --        Subsidiaries
Schedule 2.1(c)           --        Options, Warrants and Capitalization of Subsidiaries
Schedule 2.1(f)           --        Unrecorded Liabilities and Conduct of Business
Schedule 2.1(g)           --        Licenses and Permits
Schedule 2.1(h)           --        Litigation
Schedule 2.1(i)           --        Insurance
Schedule 2.1(j)           --        Real Estate
Schedule 2.1(l)           --        Liens and Encumbrances
Schedule 2.1(m)           --        Environmental Matters
Schedule 2.1(o)           --        Certain Agreements
Schedule 2.1(p)           --        Collective Bargaining Agreements
Schedule 2.1(q)           --        Patents, Trademarks; Etc.
Schedule 2.1(r)           --        Affiliate Relationships
Schedule 3.1(k)           --        Permitted Acquisitions and Dispositions




                                      (iv)

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of July 23, 1996, is entered into by and among OCC Acquisition Company, Inc., a Delaware corporation ("Mergeco"), Osborn Communications Corporation, a Delaware corporation ("Osborn"), and for purposes of Sections 1.12 and 10.14 only, OCC Holding Corporation, a Delaware corporation which holds all of the outstanding capital stock of Mergeco ("Parent").

                                    RECITALS:

         WHEREAS, Mergeco, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), will merge with and into Osborn (the "Merger");

         WHEREAS, the Board of Directors (the "Osborn Board") of Osborn has determined that the Merger is fair to, and in the best interests of, Osborn and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby, and recommended approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Osborn;

         WHEREAS, the Board of Directors (the "Mergeco Board") of Mergeco, a wholly-owned subsidiary of Parent, has determined that the Merger is fair to, and in the best interests of, Mergeco and the Parent and has approved and adopted this Agreement and the transactions contemplated hereby, and recommended approval and adoption of this Agreement and the transactions contemplated hereby by the Parent; and

         WHEREAS, the Parent, by its execution of this Agreement, has consented to, and has authorized, approved and adopted, this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto covenant and agree as follows:


                                    ARTICLE I

                                   THE MERGER

         1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.2), Mergeco shall be merged with and into Osborn. As a result of the Merger, the separate corporate existence of Mergeco shall cease and Osborn shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be "Osborn Communications Corporation."

         1.2. Effective Time. The Merger shall be consummated, as and when provided in Section 8.1 hereof, by filing a Certificate of Merger with the Secretary of State of the State of

Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of the completion of such filing being the "Effective Time").

         1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject to the applicable provisions of Delaware Law, at the Effective Time, all the property, rights, privileges, powers and franchises of Mergeco and Osborn shall vest in the Surviving Corporation, and all debts, liabilities and duties of Mergeco and Osborn shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4.     Certificate of Incorporation; Bylaws.

                  (a) At the Effective Time, the Certificate of Incorporation of Osborn, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time by operation of this Agreement and by virtue of the Merger without any further action by the stockholders or directors of the Surviving Corporation to read in its entirety as set forth on Exhibit A hereto.

                  (b) At the Effective Time, the Bylaws of Osborn, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

         1.5. Directors and Officers. The directors of Mergeco immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Mergeco immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time, except that the president and chief executive officer of Osborn immediately prior to the Effective Time shall be the president and chief executive officer of the Surviving Corporation at the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

         1.6. Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Mergeco, Osborn or the holders of Osborn's securities:

                  (a) Subject to the other provisions of this Section 1.6, each share of common stock, par value $0.01 per share, of Osborn ("Common Stock") issued and outstanding immediately prior to the Effective Time (other than any share of Common Stock to be canceled pursuant to Section 1.6(b), any Dissenting Shares (as defined in Section 1.9) and any share of Common Stock described in
Section 1.6(c)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $15.375 in cash (the "Merger Consideration"), without any interest thereon, payable to the holder thereof upon surrender of the certificate formerly representing such share. As a result of its conversion each converted share of Common Stock (collectively, the "Converted Shares") shall cease to be outstanding and shall automatically be canceled and retired. Until surrendered to the Surviving Corporation, each certificate previously evidencing the Converted Shares outstanding immediately prior to the Effective Time shall be deemed for all purposes to evidence solely the right to receive the consideration described in this Section 1.6(a). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The aggregate Merger Consideration payable to each stockholder shall be rounded to the nearest penny.

                  (b) Notwithstanding any provision of this Agreement to the contrary, each share of Common Stock held in the treasury of Osborn immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  (c) Notwithstanding any provision of this Agreement to the contrary, each share of Common Stock held by the Parent or Mergeco immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  (d) Each share of common stock, par value $0.01 per share ("Mergeco Common Stock"), of Mergeco issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

         1.7. Employee Stock Options. At the Effective Time, each holder of then outstanding options ("Options") to purchase shares (the "Option Shares") of Common Stock granted by Osborn pursuant to the Osborn Communications Corporation Incentive Stock Plan, as amended (the "Option Plan"), (whether or not then presently exercisable) shall be entitled to receive, and shall receive, in settlement of each Option, a cash payment (the "Option Consideration") from the Surviving Corporation in an amount equal to the product of (a) $15.375 minus the exercise price per Option Share and (b) the number of Option Shares (including any fractional Option Shares) covered by such Option, less any applicable withholding taxes. Each agreement previously evidencing the Options immediately prior to the Effective Time that are settled pursuant to this Section 1.7 (the "Settled Options") shall be deemed for all purposes to evidence solely the right to receive the Option Consideration. The Committee (the "Committee") administering the Option Plan shall have the right at any time or from time to time following the execution hereof to accelerate and vest, in full or in part, any and all Settled Options not currently exercisable in full. Osborn, acting through the Osborn Board or the Committee, shall take all necessary actions to make the Option Plan consistent with this treatment of the Options and shall cause each holder of an Option to consent to the settlement of its Options pursuant to the terms of this Section 1.7. The Option Consideration payable to each Option holder shall be rounded to the nearest penny.

         1.8. Warrants. Immediately prior to the Effective Time, each holder of then outstanding warrants (the "Warrants") to purchase shares of Common Stock granted by Osborn (whether or not then presently exercisable) shall be entitled to receive, and shall receive, in settlement of each Warrant, where the amount set forth in clause (i) below is positive, a cash payment (the "Warrant Consideration") from Osborn in an amount equal to the product of (i) $15.375 minus the exercise price per share of the Warrant and (ii) the number of shares of Common Stock (including any fractional shares) covered by such Warrant, less any applicable withholding taxes. Each agreement or certificate previously evidencing such Warrants (the "Settled Warrants") immediately prior to the Effective Time shall be deemed for all purposes to evidence solely the right to receive the Warrant Consideration. Osborn, acting through the Osborn Board or any committee thereof, shall have the right at any time or from time to time following the execution hereof to accelerate and vest, in full or in part, any and all Settled Warrants not currently exercisable in full. Osborn, acting through the Osborn Board or any committee thereof, shall take all necessary actions to make the terms of the Warrants consistent with this treatment of the Warrants and shall cause each holder of a Warrant to consent to the settlement of its Warrants pursuant to the terms of this Section 1.8. The Warrant Consideration payable to each Warrant holder shall be rounded to the nearest penny.

         1.9. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have properly exercised appraisal rights with respect thereto under Section 262 of the Delaware Law (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 1.6(a), but the holders of Dissenting Shares shall be entitled to receive such payment as shall be determined pursuant to Section 262 of the Delaware Law; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose the right to appraisal and payment under the Delaware Law, each such holder's shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, as provided in Section 1.6(a), and such shares shall no longer be Dissenting Shares.

         1.10.    Payment; Surrender of Certificates.

                  (a) Exchange Fund. At or prior to the Effective Time, Mergeco shall deposit, or cause to be deposited, with a bank or trust company designated by Mergeco or, at Mergeco's election, with the Surviving Corporation (such bank or trust company or the Surviving Corporation being referred to as the "Exchange Agent"), for the benefit of the former holders of Converted Shares, Settled Options or Settled Warrants, for exchange in accordance with this Section 1.10(a) through the Exchange Agent, cash in an amount equal to the sum of (i) the sum of the Merger Consideration applicable to all Converted Shares, (ii) the sum of the Option Consideration applicable to all Settled Options, and (iii) the sum of the Warrant Consideration applicable to all Settled Warrants. The cash deposited with the Exchange Agent in accordance with this Subsection 1.10(a) is hereinafter referred to as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, deliver cash, as described above, in exchange for surrendered certificates or agreements pursuant to the terms of this Agreement out of the Exchange Fund.

                  (b) Exchange Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to send to each record holder of Common Stock, Settled Options or Settled Warrants at the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to certificates theretofore representing Common Stock and certificates or agreements representing Settled Options or Settled Warrants (collectively, the "Certificates") shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and contain such other provisions as the Surviving Corporation shall determine) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash in the amount such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. Until surrendered for exchange in accordance with the provisions of this Section 1.9, each Certificate theretofore representing Converted Shares, Settled Options or Settled Warrants shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, Option Consideration or Warrant Consideration, as applicable, as set forth in this Agreement. If any holder of Converted Shares, Settled Options or Settled Warrants shall be unable to surrender such holder's Certificates because such Certificates have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid on any Merger Consideration, Option Consideration or Warrant Consideration payable to former holders of Converted Shares, Settled Options or Settled Warrants.

                  (c) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former holders of Converted Shares, Settled Options or Settled Warrants on the six-month anniversary of the Closing Date shall be delivered to the Surviving Corporation, upon demand, and any former holders of Converted Shares, Settled Options or Settled Warrants who have not theretofore complied with this Section 1.10 shall thereafter look only to the Surviving Corporation for the Merger Consideration, Option Consideration or Warrant Consideration to which they are entitled, without any interest thereon.

         1.11. Stock Transfer Books. At the Effective Time, the stock transfer books of Osborn shall be closed and there shall be no further registration of transfers of shares of Common Stock on the records of Osborn.

         1.12.    Stockholder Approval.

                  (a) Osborn, acting through the Osborn Board, shall, in accordance with applicable law and Osborn's Certificate of Incorporation and Bylaws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Osborn Stockholders Meeting") and (ii) subject to the fiduciary obligations of the Osborn Board as advised by independent legal counsel, include in the proxy statement (the "Proxy Statement") the recommendation of the Osborn Board that the stockholders of Osborn approve and adopt this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and use its commercially reasonable efforts to obtain such approval and adoption. To the extent permitted by law, Mergeco and Parent agree to vote all shares of Common Stock then beneficially owned by the Parent or Mergeco in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

                  (b) Parent, in its capacity as the sole stockholder of Mergeco, by its execution hereof, approves and adopts this Agreement and the transactions contemplated hereby.

         1.13.    Proxy Statement.

                  (a) As promptly as practicable after the execution of this Agreement, Osborn shall prepare and file with the Securities and Exchange Commission (the "SEC") the preliminary Proxy Statement with respect to the actions to be taken at the Osborn Stockholders Meeting, which shall be in form and substance reasonably satisfactory to Mergeco based on Mergeco's review of the preliminary Proxy Statement prior to it being filed with the SEC. Mergeco and Osborn shall cooperate with each other in the preparation of the Proxy Statement, and Osborn shall notify Mergeco of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Mergeco promptly copies of all correspondence between Osborn or any representative of Osborn and the SEC. As promptly as practicable after comments are received from the SEC with respect to the preliminary Proxy Statement, Osborn shall use its commercially reasonable efforts to respond to the comments of the SEC, which responses shall be in form and substance reasonably satisfactory to Mergeco based on Mergeco's review of Osborn's proposed responses to the SEC. Osborn shall give Mergeco and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC. Mergeco shall provide Osborn with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement, to the reasonable satisfaction of Mergeco, has been included therein by Osborn, Osborn shall file with the SEC the Proxy Statement and Osborn shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as soon thereafter as practicable. Osborn shall cause the Proxy Statement to be mailed to its stockholders of record as promptly as practicable after clearance by the SEC. Unless Osborn is advised in writing by independent legal counsel that such a recommendation is no longer consistent with the discharge of applicable fiduciary duties of the directors of Osborn, Osborn shall cause the Proxy Statement to include, and continue to include until the vote is taken at the Osborn Stockholders Meeting, the recommendation of the Osborn Board in favor of the Merger.

                  (b) None of the information supplied or to be supplied by Osborn for inclusion or incorporation by reference in the Proxy Statement will, at the mailing date of the Proxy Statement and at the time of the Osborn Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Osborn Stockholders' Meeting any event or circumstance relating to Osborn or any of its affiliates, or its or their respective officers or directors, should be discovered by Osborn that should be set forth in a supplement to the Proxy Statement, Osborn shall promptly inform Mergeco. All documents that Osborn is responsible for filing with any Governmental Entity (as defined in Section 2.1(e)) in connection with the transactions contemplated hereby, including the Proxy Statement to the extent that the information contained therein relates to Osborn and its subsidiaries or the transactions contemplated hereby, will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply with the provisions of applicable law as to the information required to be contained therein.

                  (c) None of the information supplied or to be supplied by Mergeco for inclusion or incorporation by reference in the Proxy Statement will, at the mailing date of the Proxy Statement and at the time of the Osborn Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Osborn Stockholders' Meeting any event or circumstance relating to Mergeco or any of its affiliates, or its or their respective officers or directors, should be discovered by Mergeco that should be set forth in a supplement to the Proxy Statement, Mergeco shall promptly inform Osborn. All documents that Mergeco is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby, to the extent that the information contained therein relates to Mergeco and its subsidiaries or the transactions contemplated hereby, will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply with the provisions of applicable law as to the information required to be contained therein.

         1.14.    Letter of Credit.

                  (a) Concurrently with the execution of this Agreement and as security for liquidated damages that may be payable by Mergeco to Osborn pursuant to Section 9.3, Mergeco shall deposit, or cause to be deposited, an original, irrevocable letter of credit issued by Bankers

Trust Company ("Bankers Trust") in favor of Osborn (the "Letter of Credit") for the sum of $5,000,000 in an escrow account with Citibank, N.A., a national banking association (the "Escrow Agent"), to be held in escrow and released therefrom in accordance with the terms of the Escrow Agreement (herein so called) in substantially the form of Exhibit I attached hereto to be entered into on or before such date of deposit.

                  (b) If this Agreement is terminated and Osborn seeks liquidated damages pursuant to Section 9.3, then (i) if (A) Osborn is otherwise paid liquidated damages due under Section 9.3, or (B) Osborn and Mergeco agree that Osborn is not entitled to the $5,000,000 as liquidated damages, Osborn and Mergeco shall deliver joint written instructions to the Escrow Agent authorizing the release of the Letter of Credit to Mergeco, or as directed by Mergeco, for cancellation; (ii) if Osborn and Mergeco agree that Osborn is entitled to the $5,000,000 as liquidated damages, Osborn and Mergeco shall deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to release the Letter of Credit to Osborn; (iii) if a final non-appealable judgment of a court of competent jurisdiction (a "Final Determination") establishes Osborn's right to liquidated damages pursuant to Section 9.3, Osborn shall deliver a copy of the Final Determination to the Escrow Agent authorizing the Escrow Agent to release the Letter of Credit to Osborn; or (iv) if a Final Determination establishes Mergeco's right to the Letter of Credit, Mergeco shall deliver a copy of the Final Determination to the Escrow Agent authorizing the release of the Letter of Credit to Mergeco, or as directed by Mergeco, for cancellation. Immediately prior to the Effective Time and upon satisfaction of the conditions to Osborn's obligation to consummate the Merger set forth in Article VII, Osborn and Mergeco shall jointly instruct the Escrow Agent to release and return the Letter of Credit to Mergeco, or as directed by Mergeco, for cancellation.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1. Representations and Warranties Regarding Osborn. Osborn represents and warrants to Mergeco as follows (with the understanding that Mergeco is relying on such representations and warranties in entering into and performing this Agreement).

                  (a) Organization, Good Standing, Etc. Each of Osborn and its subsidiaries (as defined in Section 10.17) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (or organization), has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each state in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify or be in good standing could not have a material adverse effect on the business, operations, properties, condition (financial or otherwise), results of operations, assets or liabilities of Osborn and its subsidiaries, taken as a whole (a "Material Adverse Effect"). Osborn has delivered to Mergeco true and complete copies of the Certificates or Articles of Incorporation and Bylaws (or equivalent organizational documents) of Osborn and each of its subsidiaries, as in effect at the date of this Agreement. Neither Osborn nor any subsidiary is in violation of any provisions of its Certificate or Articles of Incorporation, Bylaws or equivalent organizational documents.

                  (b) Subsidiaries of Osborn. Schedule 2.1(b) sets forth a true and complete list of all of Osborn's directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by Osborn or another subsidiary of Osborn. Except as disclosed on Schedule 2.1(b), Osborn does not own, directly or indirectly, any subsidiaries or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, partnership, joint venture association, limited liability company, trust or other entity.

                  (c) Capital Structure. The authorized capital stock of Osborn consists of 7,425,000 shares of Common Stock, 75,000 shares of non-voting common stock, par value $0.01 per share ("Non-Voting Common Stock"), and 5,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), none of which are designated. At the close of business on the date hereof, 5,423,014 shares of Common Stock were issued and outstanding, no shares of Common Stock were held by Osborn in its treasury, and 860,205 shares of Common Stock were reserved for issuance as follows: (x) 338,031 shares were reserved for issuance upon exercise of all of the issued and outstanding warrants, (y) 486,875 shares were reserved for issuance upon exercise of all of the stock options outstanding under the Option Plan, and (z) 35,299 shares were reserved for issuance and available for grant pursuant to the Option Plan. At the close of business on the date hereof, no shares of Non-Voting Common Stock and no shares of Preferred Stock were issued and outstanding. Except as described in this Section 2.1(c) and Schedule 2.1(c), no shares of capital stock of Osborn are reserved for issuance for any other purpose. As of the date hereof, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote ("Voting Debt") on any matters on which holders of Common Stock may vote. All the issued and outstanding shares of capital stock of Osborn are duly authorized, validly issued, fully paid and nonassessable and have not been, and as to shares issued in the future, will not be, issued in violation of any preemptive or similar rights. The shares of Surviving Corporation Common Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive or similar rights. Except as described in this Section 2.1(c), as of the date hereof, there are no options, warrants, calls, rights, commitments or agreements of any character to which Osborn or any of its subsidiaries is a party or by which any of them is bound obligating Osborn or any of its subsidiaries to issue, deliver or sell, or cause to be, delivered or sold, additional shares of capital stock or any Voting Debt of Osborn or any of its subsidiaries, or obligating Osborn or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Common Stock which may be issued upon exercise of stock options granted pursuant to the Option Plan will, when issued in accordance with the terms of such options and the Option Plan, be validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights. All shares of Common Stock which may be issued upon exercise of issued warrants will, when issued in accordance with the terms of such warrants and the respective warrant agreement, be validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights. There are no outstanding contractual obligations of Osborn or any subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or other capital stock of Osborn or any capital stock of, or any equity interest in, any subsidiary listed on Schedule 2.1(b). Except for the Voting Agreement (as defined in Section 10.17), there are no voting trusts, proxies or other agreements or understandings to which Osborn or any of its subsidiaries is a party or by which Osborn or any of its subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of Osborn or any of its subsidiaries. Schedule 2.1(c) sets forth a complete and correct list as of the date hereof, of (i) (A) the number of stock options outstanding, (B) the exercise price of each outstanding stock option and (C) the number of stock options then exercisable and (ii) (A) the number of warrants outstanding, (B) the exercise price of each outstanding warrant, (C) the number of shares of Common Stock attributable to each warrant and (D) the number of warrants then exercisable. Schedule 2.1(c) also sets forth the capitalization of each subsidiary of Osborn listed on Schedule 2.1(b), including the number of authorized shares of each class of capital stock and the par value (if any) thereof, the number of shares of each class of capital stock held in the treasury of the subsidiary, and the number of issued and outstanding shares of each class of capital stock and the names of ( and number of shares held by) the record owners thereof. All the issued and outstanding shares of capital stock of each subsidiary of Osborn are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

                  (d) Authority. Osborn has all requisite corporate power and authority to enter into this Agreement, the Voting Agreement and any other agreement executed by Osborn in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents by Osborn and the consummation by it of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Osborn (subject to the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Osborn as set forth in Section 1.12 of this Agreement). The Transaction Documents have been duly executed and delivered and constitute the valid and binding obligations of Osborn, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  (e) No Conflict; Required Filings and Consents. The execution and delivery of the Transaction Documents by Osborn do not and the performance by Osborn of the transactions contemplated hereby or thereby will not , subject to (i) with respect to the Merger, the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Osborn as set forth in Section 1.12 of this Agreement, and (ii) obtaining the consents, approvals, authorizations and permits and making the filings described in this
Section 2.1(e), (A) violate, conflict with or result in any breach of any provision of the Certificates or Articles of Incorporation or Bylaws or equivalent organizational documents, in each case as amended or restated, of Osborn or any of its subsidiaries, (B) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of Osborn or otherwise) any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, or give rise to the creation of any lien, charge, security interest or encumbrance upon any of the properties or assets of Osborn or any of its subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement or other instrument or obligation to which any of them is a party or by which they or any of their properties or assets may be bound or subjected, or (C) violate any order, writ, judgment, injunction, decree, statute, rule or regulation, of any court or any federal, state or local administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") applicable to Osborn or any of its subsidiaries or by which or to which any of their respective properties or assets is bound or subject. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Osborn or any of its subsidiaries in connection with the execution and delivery of the Transaction Documents by Osborn or the consummation of the transactions contemplated hereby or thereby, except for (1) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (2) the consents of the Federal Communications Commission (the "FCC") to the transfers of control of the Station Licenses (as defined in Section 2.l(g)(ii) below) as contemplated by Section 6.1 hereof, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and
(4) applicable requirements, if any, of the Securities Act and the Exchange Act and state securities or blue sky laws. The Osborn Board has taken all actions necessary under Delaware Law, including approving the transactions contemplated by the Transaction Documents, to ensure that the prohibitions on business combinations set forth in Section 203 of Delaware Law do not, and will not, apply to the transactions contemplated by the Transaction Documents.

                  (f) Reports; Financial Statements; Absence of Certain Changes or Events.

                           (i) Osborn and its subsidiaries have filed (A) all forms, reports, statements and other documents required to be filed with (1) the SEC, including without limitation (v) all Annual Reports on Form 10-K, (w) all Quarterly Reports on Form 10-Q, (x) all proxy statements relating to meetings of stockholders (whether annual or special), (y) all Current Reports on Form 8-K and (z) all other reports, schedules, registration statements or other documents (collectively referred to as the "Company SEC Reports"), and (2) any applicable state securities authorities and (B) all material forms, reports, statements and other documents required to be filed with any other Governmental Entities, including the FCC (all such forms, reports, statements and other documents in clauses (A) and (B) of this Subsection 3.1(e)(i) being referred to herein, collectively, as the "Company Reports"). The Company Reports were prepared in all material respects in accordance with the requirements of applicable law (including, with respect to the Company SEC Reports, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports) and the Company SEC Reports did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                           (ii) Osborn has delivered to Mergeco copies of the audited consolidated balance sheets as of December 31, 1995 and December 31, 1994, together with the related audited consolidated statements of income, cash flows and changes in stockholders' equity of Osborn for the years ended December 31, 1995, 1994 and 1993, and the notes thereto, accompanied by the reports thereon of Ernst & Young LLP, independent public accountants (such audited financial statements collectively being referred to as the "Financial Statements"). The Financial Statements, including the notes thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and present fairly in all material respects the consolidated financial position, results of operations and changes in stockholders' equity and cash flows of Osborn as of such dates and for the periods then ended. The consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports filed subsequent to January 1, 1993 (A) have been prepared in accordance with the published rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except (1) to the extent disclosed therein or required by changes in GAAP, (2) with respect to Company SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto, and (3) in the case of the unaudited financial statements, as permitted by the rules and regulations of the SEC) and (B) fairly present in all material respects the consolidated financial position of Osborn and its subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in stockholders' equity and cash flows for the periods indicated (subject, in the case of unaudited consolidated financial statements for interim periods, to adjustments, consisting only of normal, recurring accruals, necessary to present fairly such results of operations and cash flows), except that any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of Osborn and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

                           (iii) Except as disclosed in Schedule 2.1(f), there is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent or otherwise, of Osborn or its subsidiaries which would have a Material Adverse Effect and that is not reflected or reserved against in the balance sheet contained in the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (the "Balance Sheet"), other than (A) liabilities incurred in the ordinary course of business in a manner consistent with past practice since March 31, 1996 (the "Balance Sheet Date"), or (B) any such liability or obligation which would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP applied, in a manner consistent with past practice, in the preparation of the Financial Statements and the consolidated financial statements contained in Company SEC Reports.

                           (iv) Except as disclosed in Schedule 2.1(f), since the Balance Sheet Date, Osborn and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and nothing has occurred that would have been prevented by Section 3.1 if the terms of such section had been in effect as of and after the Balance Sheet Date. Except as disclosed in Schedule 2.1(f), since the Balance Sheet Date, there has not occurred, and Osborn and its subsidiaries have not incurred or suffered, any Material Adverse Effect.

                  (g)      Compliance with Applicable Laws: FCC Matters.

                           (i) Except as permitted or contemplated hereby, the businesses of Osborn and its subsidiaries have been conducted in compliance with each applicable law, ordinance, regulation, judgment, decree, injunction, rule or order of the FCC or any other Governmental Entity binding on Osborn or any of its subsidiaries or their respective properties or assets, except for such instances of noncompliance as would not have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Osborn or any of its subsidiaries is pending or, to Osborn's knowledge, threatened, except for such investigations or reviews as would not have a Material Adverse Effect. Without limiting the generality of the foregoing, Osborn and its subsidiaries have complied with the Communications Act of 1934, as amended (the "Communications Act") in all material respects, all material rules, regulations and written policies of the FCC thereunder, all material obligations with respect to equal opportunity under applicable law, and all material rules and regulations of the Federal Aviation Administration applicable to the towers used by the radio broadcast stations operated by Osborn and its subsidiaries (the "Stations"). In addition, Osborn and its subsidiaries have duly and timely filed, or caused to be so filed, with the FCC all material reports, statements, documents, registrations, filings or submissions with respect to the operation of the Stations and the ownership thereof, including, without limitation, applications for renewal of authority required by applicable law to be filed. All such FCC filings complied with all material applicable laws when made and no material deficiencies have been asserted with respect to any such filings. The material required by 47 C.F.R. Section 73.3526 to be kept in the public inspection files of the Stations is in such files.

                           (ii) Schedule 2.1(g) lists (A) all licenses, permits and other authorizations, including the expiration dates thereof, issued to Osborn or any of its subsidiaries by the FCC relating to the Stations and held by them as of the date of this Agreement and (B) all licenses, permits or authorizations issued to Osborn or any of its subsidiaries by any other Governmental Entities which are material to the operations of the Stations and held by them as of the date of this Agreement, the loss of which could have a Material Adverse Effect. Such licenses, permits and authorizations, and all applications for modification, extension or renewal thereof or for new licenses, permits, permissions or authorizations, are collectively referred to herein as the "Station Licenses." Schedule 2.1(g) lists the legally authorized holder(s) of the Station Licenses, each of which is in full force and effect. The Stations have been operated in all material respects in accordance with the terms of the Station Licenses. There are no material proceedings pending or, to Osborn's knowledge, threatened with respect to Osborn's or any of its subsidiaries ownership or operation of the Stations which reasonably may be expected to result in the revocation, material adverse modification, non-renewal or suspension of any of the Station Licenses, the denial of any pending applications for Station Licenses, the issuance against Osborn or any of its subsidiaries of any cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Entity with respect to the Station Licenses, or which reasonably may be expected to adversely affect the Stations' ability to operate as currently operated or the Surviving Corporation's ability to obtain control of the Station Licenses. To Osborn's knowledge, no other broadcast station or radio communications facility is causing interference to the Stations' transmissions beyond that which is allowed by FCC rules and regulations. Osborn has no reason to believe that the FCC will not renew the Station Licenses issued by the FCC in the ordinary course of business. Osborn knows of no facts relating to Osborn under the Communications Act or the rules, regulations or written policies of the FCC in effect on the date of this Agreement that reasonably may be expected to disqualify Osborn from transferring control of the Station Licenses pursuant to the terms of this Agreement or that would prevent the consummation by them of the transactions contemplated by this Agreement.

                  (h) Absence of Litigation. Except as set forth on Schedule 2.1(h), there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the knowledge of Osborn, threatened against Osborn or any of its subsidiaries or any of their respective properties or assets by or before any arbitrator or Governmental Entity, nor to Osborn's knowledge are there any investigations relating to Osborn or any of its subsidiaries or any of their respective properties or assets pending or threatened by or before any arbitrator or Governmental Entity which would have a Material Adverse Effect. Except as set forth in Schedule 2.1(h), there is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any Governmental Entity or arbitrator outstanding against Osborn or any of its subsidiaries or any of their respective properties or assets which would have a Material Adverse Effect. As of the date of this Agreement, there is no action, suit, inquiry, judicial or administrative proceeding pending or, to the knowledge of Osborn, threatened against Osborn or any of its subsidiaries relating to the transactions contemplated by this Agreement.

                  (i) Insurance. Schedule 2.1(i) sets forth a summary of all fire, general liability, malpractice liability, theft and other forms of insurance and all fidelity bonds held by or applicable to Osborn or any of its subsidiaries. No event has occurred, including, without limitation, the failure by Osborn or any of its subsidiaries to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of Osborn or any of its subsidiaries under any such insurance policies in such a manner as could have a Material Adverse Effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years prior to the date hereof.

                  (j) Real Estate. Each of Osborn and its subsidiaries has good and marketable title in fee simple to all real properties owned by it and valid leaseholds in the Leased Real Property (as defined herein), except to the extent marketability may be affected by the existence of Permitted Liens (as defined in Section 2.1(l)). Each lease is valid without default thereunder by the lessee or, as of the date hereof and to Osborn's knowledge, the lessor. Schedule 2.1(j) lists as of the date hereof (i) the street address and use of each parcel of real property owned by Osborn or any of its subsidiaries (the "Owned Real Property"), (ii) the street address and use of each parcel of real property leased by Osborn or any of its subsidiaries (the "Leased Real Property") and (iii) two grants of easements pursuant to which a subsidiary of Osborn is a grantee.

                  (k) Personal Property. Except for property held under capital leases, Osborn has good title to all the items of machinery, equipment, furniture, fixtures, inventory, receivables and other tangible or intangible personal property reflected on the Balance Sheet and all such property acquired since the Balance Sheet Date, except for any such property or assets sold or otherwise disposed of in the ordinary course of business and consistent with past practices since such date or which would not have a Material Adverse Effect. The tangible personal property and fixtures owned or used by Osborn or any of its subsidiaries that are necessary for the operation of the Stations, including all broadcasting equipment and broadcast towers, are in good operating condition and repair (subject to normal wear and tear) and permit the conduct of the business of the Stations in compliance with all material FCC rules and regulations. Osborn or any of its subsidiaries owns or holds under valid leases all of the tangible personal property and fixtures necessary to conduct the business of the Stations as presently conducted except where the failure to own or hold under valid lease any tangible property or fixtures would not have a Material Adverse Effect.

                  (l) Liens and Encumbrances. All properties and assets, including leases, owned by Osborn and its subsidiaries are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind (collectively, "Liens") except (i) statutory Liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) purchase money Liens arising in the ordinary course, (iii) Liens for taxes not yet delinquent, (iv) Liens reflected in the Balance Sheet (which have not been discharged), (v) Liens which in the aggregate do not materially detract from the value for use for broadcasting purposes or materially impair the present and continued use of the properties or assets subject thereto in the usual and normal conduct of the business of the Stations, and (vi) Liens on leases arising from the provisions of such leases, (vii) any liens set forth on the title reports for the Owned Real Property, copies of which reports have been provided to Mergeco, (viii) any leases of Leased Real Property listed on Schedule 2.1(l) and (ix) any other liens set forth on Schedule 2.1(l) (the Liens referred to in clauses (i) through (ix) being "Permitted Liens").

                  (m) Environmental Matters. Except as set forth on Schedule 2.1(m):

                           (i) The real property and facilities owned, operated and leased by Osborn or its subsidiaries and the operations of Osborn or its subsidiaries thereon comply in all material respects and have at all times complied in all material respects with all applicable federal, state and local laws, statutes, codes, rules, regulations, ordinances, orders, determinations or rules of common law pertaining to the environment, natural resources and public or employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, The Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substances Control Act, as amended, and other environmental conservation or protection laws ("Environmental Laws");

                           (ii) No judicial proceedings are pending or, to Osborn's knowledge, threatened against Osborn or its subsidiaries alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to Osborn's knowledge, threatened against Osborn or its subsidiaries, alleging the violation of any Environmental Laws and no notice (in the case of clause (ii)(B), directed to Osborn or any of its subsidiaries) from any Governmental Entity or any private or public person has been received by Osborn or its subsidiaries (A) claiming any violation of any Environmental Laws in connection with any real property or facility owned, operated or leased by Osborn or its subsidiaries that has not been complied with or otherwise resolved to the satisfaction of the party giving notice, or
         (B) requiring any remediation, clean-up, modification, repairs, work, construction, alterations or installations on or in connection with any real property or facility owned, operated or leased by Osborn or its subsidiaries that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving notice;

                           (iii) All material permits, registrations, licenses, authorizations, and the like ("Permits") required to be obtained or filed by each of Osborn and its subsidiaries under any Environmental Laws in connection with Osborn's and its subsidiaries' operations, including, without limitation, those activities relating to the generation, use, storage, treatment, disposal, release, or remediation of Hazardous Substances (as such term is defined in Section 2.1(m)(iv) hereof), have been duly obtained or filed, and each of Osborn and its subsidiaries are and have at all times been in compliance in all material respects with the terms and conditions of all such Permits;

                           (iv) All Hazardous Substances used or generated by Osborn or its subsidiaries or, to Osborn's knowledge, any of their predecessors, on, in, or under any of the owned, operated, or leased real property or facilities are and have at all times been generated, stored, used, treated, disposed of, and released by such persons or on their behalf in such manner as not to result in any material Environmental Costs or Liabilities. "Hazardous Substances" means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (C) PCBs, or PCB-containing materials, or fluids; (D) radon; (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (G) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation; and (H) any underground storage tanks, dikes, or impoundments as defined under any Environmental Laws. "Environmental Costs or Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) arising from or under any Environmental Laws, order of, or contract of Osborn or its subsidiaries with, any Governmental Entity or any private or public persons;

                           (v) There are not now, nor have there been in the past, on, in or under any property or facilities when owned, leased or operated by Osborn or its subsidiaries or, to Osborn's knowledge, when owned, leased or operated by any of their predecessors, any Hazardous Substances that are in a condition that violates any Environmental Law in any material respect or that reasonably could be expected to require remediation under any Environmental Law;

                           (vi) Osborn and its Subsidiaries have not received, and to the knowledge of Osborn do not expect to receive, any notification from any source advising Osborn or such subsidiaries that:
         (A) it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property or facility currently or previously owned, operated, or leased by it is identified or proposed for listing as a federal National Priorities List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site; and (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site; and

                           (vii) The Stations' operations do not have a significant environmental impact, as defined by 47 C.F.R. Section 1.1307.

                  (n) Taxes. Each of Osborn and its subsidiaries has filed, or has timely applied for extensions of time to file, all tax returns, reports, statements and other documents ("Tax Returns"') required to be filed, and all such Tax Returns which have been filed are accurate and complete in all material respects. Each of Osborn and its subsidiaries has paid (or there has been paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid, withheld, or deducted, or for which any of Osborn or its subsidiaries are liable, in respect of the periods covered by such Tax Returns, and with respect to each tax, from the end of the period covered by the most recently filed Tax Return to the date hereof, and the Balance Sheet reflects an adequate reserve for all taxes payable, or required to be withheld and remitted, by Osborn or any of its subsidiaries, or for which Osborn or any of its subsidiaries are liable, accrued through the Balance Sheet Date. No material deficiencies for any taxes have been proposed, asserted or assessed against Osborn or any of its subsidiaries and are pending, and no requests for waivers of the time to assess any such taxes are pending. The federal income tax returns of Osborn and its subsidiaries have not been examined by the Internal Revenue Service. None of Osborn or its subsidiaries (i) has filed a consent under section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) has made, or is obligated or may become obligated to make, any payments that will not be deductible by reason of section 280G of the Code, or (iii) has been a member of an affiliated group of corporations which has filed a consolidated federal income tax return (other than the group of which Osborn is the common parent) or otherwise has any liability for the taxes of any person (other than Osborn and its subsidiaries) under Treas. Reg.
Section 1.1502-6, any similar provision of state, local or foreign law, or by reason of its status as a transferee, successor, indemnitor or otherwise. For the purposes of this Agreement, the term "taxes" shall include all federal, state, local and foreign income, property, sales, excise, withholding, unemployment compensation, social security, and other taxes and charges of any nature whatsoever (including interest, penalties and additions to tax relating to any of the specified items).

                  (o) Certain Agreements. Except as set forth in Schedule 2.1(o) and for oral or written agreements, plans or arrangements, the benefits of which do not in the aggregate exceed $75,000, neither Osborn nor any of its subsidiaries is a party to any oral or written agreement, plan or arrangement with any officer, director, employee or other station or broadcast personnel (whether an employee or an independent contractor) of Osborn or its subsidiaries
(i) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving Osborn of the nature of any of the transactions contemplated by this Agreement, (ii) providing severance benefits or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (iii) under which any person may receive payments subject to the tax imposed by Section 4999 of the Code or (iv) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Schedule 2.1(o) hereto lists (and, in the case of clause (iv), describes) each oral or written (i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money, (ii) Employee Benefit Plan, as defined in Section 2.1(p), (iii) employment or consulting contract which is not terminable without liability or penalty to Osborn or any of its subsidiaries on 30 days or less notice, other than such employment or consulting contracts the payments under which do not in the aggregate exceed $75,000, (iv) covenant, agreement, or arrangement under which Osborn's or any of its subsidiary's ability or right to compete with another Person is restricted or impaired, or (v) contract, agreement or commitment (except for trade or barter agreements) under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $75,000 per year, in any such case to which Osborn or any of its subsidiaries is a party or bound. Each such agreement, contract or obligation described in Schedule 2.1(o) or required to be so described is a valid and binding obligation of Osborn or one of its subsidiaries, as the case may be, and is in full force and effect without amendment, except where not being a valid and binding obligation or in full force and effect without amendment could not have a Material Adverse Effect. Osborn or one of its subsidiaries, as the case may be, has performed in all material respects the obligations required to be performed by it under the agreements so described and is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder. As of the date hereof and to the knowledge of Osborn, each other party to such contracts has performed in all material respects the obligations required to be performed by it under the agreements so described and is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder.
Schedule 2.1(o) identifies, as to each agreement, contract or obligation listed thereon, whether the consent of the other party thereto is required in order for such agreement, contract or obligation to continue in full force and effect upon the consummation of the transactions contemplated hereby or whether such agreement, contract or obligation can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby. A copy of each written agreement, contract, obligation, plan or arrangement and a description of each oral agreement, contract, obligation, plan or arrangement set forth in Schedule 2.1(o) has been provided to Mergeco.

                  (p)      ERISA Compliance; Labor.

                           (i) The present value of all accrued benefits (vested and unvested) under each "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which Osborn or any other trades or businesses under common control within the meaning of Section 4001(b)(1) of ERISA with Osborn (collectively, the "ERISA Group") maintains, or to which Osborn or any member of the ERISA Group is obligated to contribute (the "Pension Plans"), did not, as of the respective last annual valuation dates for such Pension Plans, exceed the value of the assets of such Pension Plan allocable to such benefits. None of the Pension Plans subject to Section 302 of ERISA has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of such Section 302. Neither Osborn or any member of the ERISA Group, nor any officer of Osborn or any member of the ERISA Group or any of the employee benefit plans of Osborn or any member of the ERISA Group which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction," as such term is described in
         Section 4975 of the Code, which has subjected or which could subject Osborn or any member of the ERISA Group, any officer of Osborn or any of its subsidiaries or any of such plans or any trust to any material tax or penalty on prohibited transactions imposed by such Section 4975. None of such Pension Plans subject to Title IV of ERISA or any of their related trusts has been terminated or partially terminated, nor has there been any "reportable event," as that term is defined in Section 4043 of ERISA, with respect thereto since the effective date of such
         Section 4043. Neither Osborn or any member of the ERISA Group has contributed or been obligated to contribute to any "multiemployer plan" as such term is defined in
         Section 3(37) or Section 4001(a)(3) of ERISA. Except as set forth on
         Schedule 2.1(p), there are no "employee benefit plans" within the meaning of Section 3(3) of ERISA or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan or arrangement or understanding providing benefits to any present or former employee or contractor of Osborn or any member of the ERISA Group maintained by Osborn or any member of the ERISA Group or as to which Osborn or any member of the ERISA Group has any material liability or obligation (collectively, "Employee Benefit Plans").

                           (ii) True, correct and complete copies of each of the Employee Benefit Plans, and related trusts, if applicable, have been furnished to Mergeco, along with the most recent report filed on Form 5500 and summary plan description with respect to each Employee Benefit Plan required to file Form 5500. All reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to governmental agencies or plan participants or beneficiaries have been furnished in accordance with applicable law in a timely manner. Each Employee Benefit Plan has been maintained in compliance in all material respects with ERISA and the Code, and each Employee Benefit Plan intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding the qualified status and has not, since receipt of the most recent favorable determination letter, been amended or, to the knowledge of Osborn, operated in a manner which would adversely affect such qualified status. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Osborn, threatened against, or with respect to any of the Employee Benefit Plans. All contributions required to be made to the Employee Benefit Plans pursuant to their terms have been timely made. To the knowledge of Osborn, there is no matter pending with respect to any of the Employee Benefit Plans before the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation. Except as required by applicable law, none of the Employee Benefit Plans provides medical insurance coverage following retirement. Each Employee Benefit Plan which is an "employee welfare benefit plan," as defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued prior to such amendment or termination.

                           (iii) Schedule 2.1(p) lists each collective bargaining agreement to which Osborn or any of its subsidiaries is a party. Except for those unions which are parties to one or more of the listed collective bargaining agreements or as otherwise listed on
         Schedule 2.1(p) neither Osborn nor any of its subsidiaries has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of their employees. Each of Osborn and its subsidiaries (A) is, and has been since January 1, 1993, in substantial compliance with all applicable laws regarding labor, employment and employment practices, terms and conditions of employment, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, and workers' compensation, (B) is not engaged, nor has it since January 1, 1993, engaged, in any unfair labor practices, and has no, and has not had since January 1, 1993, any, unfair labor practice charges or complaints before the National Labor Relations Board pending or, to Osborn's knowledge, threatened against it, (C) has no, and has not had since January 1, 1993, any, grievances, arbitrations or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to Osborn's knowledge, threatened against it and (D) has no, and has not had since January 1, 1993, any, charges, complaints or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other federal, state or local agency responsible for regulating employment practices, pending, or, to Osborn's knowledge, threatened against it. There is no labor strike, slowdown, work stoppage or lockout pending or, to the knowledge of Osborn, threatened against or affecting Osborn or its subsidiaries, and Osborn or its subsidiaries has not experienced any labor strike, slowdown, work stoppage or lockout since January 1, 1993. Except as set forth on Schedule 2.1(p), to Osborn's knowledge, no union organizational campaign or representation petition is currently pending with respect to the employees of Osborn or its subsidiaries.

                  (q) Patents, Trademarks, Etc. Schedule 2.1(q) sets forth each material patent, patent application, trademark, trade name, trade name and trademark registration, service mark, trade secret, copyright, copyright registration and any other proprietary intellectual property rights (collectively, "Intellectual Rights") owned by or registered in the name of Osborn or any of its subsidiaries, or in which Osborn or any of its subsidiaries has any right, license or interest. Osborn or its subsidiaries owns or has the unencumbered right to use pursuant to a valid, binding and enforceable license agreement or other contract or arrangement all such Intellectual Rights. To the knowledge of Osborn, neither Osborn nor any of its subsidiaries is infringing any such Intellectual Rights, and Osborn is not aware of any infringement by others of any such rights owned by Osborn or any of its subsidiaries.

                  (r) Affiliate Relationships. Schedule 2.1(r) sets forth a complete list and summary description of all contracts or other arrangements involving Osborn or any of its subsidiaries in which any officer, director, stockholder or any of their affiliates has a financial interest, including indebtedness to Osborn or its subsidiaries, other than such contracts or arrangements which in the aggregate do not exceed $75,000.

                  (s) Vote Required. The only votes of the holders of any class or series of capital stock of Osborn necessary to approve the Merger and adopt this Agreement are the affirmative votes of the holders of a majority of the outstanding shares of the Common Stock.

                  (t) Opinion of Financial Advisor. Osborn has received the opinion of Alex. Brown & Sons Incorporated ("Alex. Brown") to the effect that, as of the date of this Agreement, the Merger is fair, from a financial point of view to the holders of Common Stock. The fees of Alex. Brown in connection with the transactions contemplated by this Agreement shall not exceed $825,000.

         2.2. Representations and Warranties of Mergeco. Mergeco represents and warrants to Osborn as follows (with the understanding that Osborn is relying on such representations and warranties in entering into and performing this Agreement):

                  (a) Organization Standing and Power. Mergeco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  (b) Authority. Mergeco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mergeco and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mergeco (including the approval and adoption of this Agreement and the transactions contemplated hereby by the Parent). This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of Mergeco, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, any provision of the Certificate of Incorporation or Bylaws of Mergeco or any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Mergeco or its properties or assets, except for any such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not have a material adverse effect on Mergeco's ability to consummate its obligations hereunder. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Mergeco in connection with the execution and delivery of this Agreement by Mergeco or the consummation by it of the transactions contemplated hereby, except for (i) the filing of a premerger notification report under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing with the FCC and the grant of the consent of the FCC to the transfer of control of the Station Licenses pursuant to the terms of this Agreement (as contemplated by Section 6.1), and (iv) applicable requirements, if any, of the Securities Act and the Exchange Act and the rules and regulations thereunder and state securities or blue sky laws. Mergeco is acquiring the shares of Surviving Corporation Common Stock for investment purposes and without a view to the distribution thereof in violation of the Securities Act.

                  (c) Litigation. As of the date hereof, there is no action, suit, inquiry, judicial or administrative proceeding pending or, to the knowledge of Mergeco, threatened against it relating to the transactions contemplated by this Agreement.

                  (d) FCC Matters. Mergeco knows of no facts relating to it under the Communications Act or the rules, regulations or written policies of the FCC in effect on the date of this Agreement that reasonably may be expected to disqualify it from obtaining control of the Station Licenses or that would prevent it from consummating the transactions contemplated by this Agreement. Mergeco is able to certify on an FCC Form 315 that it is financially qualified.

                  (e) Real Estate. As of the date hereof, Mergeco does not own or lease any real property.


                                   ARTICLE III

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         3.1. Covenants of Osborn. Except as contemplated by this Agreement or to the extent that Mergeco shall otherwise consent in writing, from the date of this Agreement until the Effective Time, Osborn covenants and agrees that it shall not, and shall not permit any of its subsidiaries to:

                  (a) conduct its business in any material respect except in the ordinary course consistent with past practice; or

                  (b) if it would cause a Material Adverse Effect, fail to use its commercially reasonable efforts to preserve intact Osborn's present business organization and to keep available the services of its present officers, station managerial personnel (including the General Manager, Station Manager, General Sales Manager, Local Sales Manager, National Sales Manager, Programming Director and Business Manager, or persons performing comparable duties, of each Station (collectively, the "Station Management")) and over-the-air employees or independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired at the Closing Date. The (i) failure to renew an employment agreement pursuant to Section 3.1(g) due to a failure by Mergeco to consent to an increase in compensation or (ii) renewal of an employment agreement pursuant to Section 3.1(g) with an increase in compensation thereunder which has been consented to by Mergeco, shall not be deemed to be a violation of this Section 3.1(b); or

                  (c) other than as previously disclosed in writing, fail to use its commercially reasonable efforts to maintain the present format of the Stations and with programming consistent with past practices; or

                  (d) split, combine, divide, distribute or reclassify any shares of its capital stock, declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or other securities; provided that nothing herein shall prevent any of its subsidiaries from paying dividends or making other distributions to Osborn; or

                  (e) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into or exercisable or exchangeable for shares of stock of any class (other than the issuance of certificates in replacement of lost certificates); or

                  (f) change or amend its charter documents or bylaws; or

                  (g) except for amendments, terminations (without payment of penalty or damages), renewals or failures to renew (without payment of penalty or damages) of employment agreements with over-the-air personnel in the ordinary course of business and consistent with past practice (subject to prior consultation with Mergeco reasonably in advance thereof), enter into, materially amend, terminate, or fail to use its commercially reasonable efforts to renew any material contract (i.e., a contract or agreement of the type required to be described in Schedule 2.1(o) (provided that neither Osborn nor its subsidiaries shall be required to renew any material contract on terms that are less favorable to Osborn or its subsidiaries) or default in any material respect (or take or omit to take any action that, with or without the giving notice or passage of time, would constitute a material default) under any material contract or enter into any new material contract; or

                  (h) merge or consolidate with or into any other legal entity, dissolve or liquidate; or

                  (i) incur or assume any long-term debt (including obligations in respect of capital leases and for interest), assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any person (other than advances to employees in the ordinary course of business); or

                  (j) adopt or amend any Employee Benefit Plan or collective bargaining agreement, or increase in any manner the compensation or fringe benefits of any director, officer or employee or other station and broadcast personnel (whether employees or independent contractors) or pay any benefit not by any existing agreement, except in the ordinary course of business and consistent with past practices and as required by law, provided that, before entering into any employment agreement or increasing or agreeing to increase the compensation, bonuses or other benefits of any Station Management or over-the-air talent in the ordinary course of business and as required by law, Osborn shall first have consulted in good faith with Mergeco with respect to the terms of any such employment agreement or increase or change in compensation, bonuses or other benefits; or

                  (k) except as set forth on Schedule 3.1(k), acquire (including, without limitation, by merger, consolidation or the acquisition of any equity interest or assets) or sell (whether by merger, consolidation or the sale of an equity interest or assets), lease or dispose of any assets except in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices (other than sales of surplus or obsolete equipment), whether in one or more transactions, in no event having a fair market value in excess of $75,000; or

                  (l) mortgage, pledge or subject to any material Lien any of its properties or assets, tangible or intangible, other than in the ordinary course of business consistent with past practice; or

                  (m) except as required by GAAP, applicable law or circumstances which did not exist as of the Balance Sheet Date, change any of the material accounting principles or practices used by it; or

                  (n) make any settlement of or compromise any tax liability, change any tax election or tax method of accounting or make any new tax election or adopt any new tax method of accounting which settlement, compromise, method or election is material to Osborn and its subsidiaries, taken as a whole; or

                  (o) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, claims, liabilities or obligations on a basis, and within the time, consistent with past practice; or

                  (p) change in any material respect its existing practices and procedures with respect to the collection of accounts receivable of the Stations and, except with respect to good faith attempts consistent with past practice to obtain payment of a past due receivable, or except in accordance with existing practices, a contested receivable, offer to discount the amount of any outstanding receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) to accelerate the collection thereof, or change any Station's advertising rates or policies, procedures or methods in connection with the sale of advertising time in a manner primarily intended to accelerate the receipt of cash payments or fail to incur annual advertising and promotional department expenses in cash and trade below 90% of that budgeted for 1996 (as such budget previously has been delivered to Mergeco); or

                  (q) except as contemplated by that certain Option Agreement dated as of July 8, 1996, by and between Wheeling Radio Company and Mountain Radio Corporation, enter into, or enter into negotiations or discussions with any person other than Mergeco with respect to, any local marketing agreement, time brokerage agreement, joint sales agreement or any other similar agreement; or

                  (r) agree to or make any commitment, orally or in writing, to take any actions prohibited by this Agreement.

         3.2. Negative Trade Balance. Osborn shall use commercially reasonable efforts to ensure that the Osborn Negative Trade Balance, as defined below, of the Stations, taken as a whole, does not exceed $75,000 (excluding the Station in Fresno, California) in the aggregate at the Closing Date. "Osborn Negative Trade Balance" means the difference, if negative, between the value of time owed under barter agreements to which any of the Stations is a party or by which any of them is bound and the value of the goods and services to be received under such agreements.

         3.3. Environmental Site Assessments. If Mergeco or its lenders or other financing sources require Phase I or Phase II environmental site assessments ("ESAs"), Osborn covenants and agrees that, upon written notice from Mergeco to Osborn identifying the locations at which such ESAs are required, Osborn shall at its sole cost and expense cause to be performed by a nationally recognized and duly qualified environmental consultant reasonably acceptable to Mergeco and Osborn an ESA at each identified transmission site owned, operated or leased by Osborn or its subsidiaries and at such other identified real properties and facilities owned, operated or leased by Osborn or its subsidiaries. The ESAs which are to be conducted for the benefit of Mergeco shall be performed in a manner that at a minimum satisfies the requirements of ASTM Practice E 1527-94. Osborn covenants and agrees that, upon receipt of the notice referred to above, it shall diligently pursue the performance of the requisite ESAs to their completion, with final copies of the Phase I environmental site assessment reports (and, if applicable, Phase II Environmental Site Assessment reports) made available to Mergeco by no later than 45 days following the date on which Osborn receives the notice referred to above.


                                   ARTICLE IV

                         ADDITIONAL AGREEMENTS OF OSBORN

         4.1. No Solicitation of Transactions. Osborn shall not, nor shall it permit its subsidiaries to, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, Osborn or any of its subsidiaries or any merger, consolidation, share exchange, business combination or other similar transaction with Osborn or any of its subsidiaries or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that prior to the receipt of the requisite vote or consent for approval and adoption by the holders of Common Stock of this Agreement and the transactions contemplated hereby, nothing contained in this Section 4.1 shall prohibit Osborn from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited proposal by such person to acquire Osborn pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of Osborn received by Osborn after the date of the Agreement, if, and only to the extent that, (a) the Osborn Board determines in good faith that such action is required in order for the Osborn Board not to breach its fiduciary duties to stockholders imposed by applicable law, such determination being based on consultations with Alex. Brown and the opinion of its independent legal counsel that such action is required in order for the Osborn Board not to breach its fiduciary duties to stockholders imposed by applicable law, and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person, Osborn (i) gives Mergeco as promptly as practicable prior written notice of Osborn's intention to furnish such information or begin such discussions and (ii) receives from such person an executed confidentiality agreement on terms no less favorable to Osborn than those contained in the Confidentiality Agreement (as defined in Section 4.2). Osborn shall promptly communicate to Mergeco the material terms of any such proposal (and the identity of the party making such proposal) which it may receive. Osborn agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Osborn is a party. Osborn immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. From and after the receipt of the requisite vote or consent for approval and adoption by the holders of Common Stock of this Agreement and the transactions contemplated hereby, Osborn shall not, nor shall it permit its subsidiaries to, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, Osborn or any of its subsidiaries or any merger, consolidation, share exchange, business combination or other similar transaction with Osborn or any of its subsidiaries or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

         4.2. Access and Information. (a) Until the Closing, subject only to applicable rules and regulations of the FCC, Osborn shall afford to Mergeco and its representatives (including accountants and counsel) full access, during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of Osborn or its subsidiaries, to all properties, books, records and returns of Osborn and its subsidiaries and all other information with respect to its business, together with the opportunity to make copies of such books, records and other documents and to discuss the business of Osborn and its subsidiaries with such corporate officers, station managerial personnel (including the General Manager, Station Manager, General Sales Manager, Programming Director, Business Manager and Traffic Manager, or persons performing comparable duties, of each Station), accountants, consultants and counsel for Osborn as Mergeco deems reasonably necessary or appropriate for the purposes of familiarizing itself with Osborn and the Stations, including, without limitation, the right to visit each Station at least monthly; provided that such Station visits shall be scheduled at least five business days in advance and shall be conducted in a manner intended to minimize the disruption to the operations of the Stations. In furtherance of the foregoing, Osborn shall authorize and instruct Ernst & Young LLP to meet with Mergeco and its representatives, including its independent public accountants, to discuss the business and accounts of Osborn and to make available (with the opportunity to make copies) to Mergeco and its representatives, including its independent public accountants, all the work papers of Ernst & Young LLP related to their audit of the consolidated financial statements and tax returns of Osborn. All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement (herein so called) dated May 30, 1996 between Hicks, Muse, Tate & Furst Incorporated and Osborn until such time as the transactions contemplated by this Agreement have been consummated. Osborn waives any provisions in the Confidentiality Agreement that would otherwise prohibit the execution of this Agreement and the consummation of the transactions contemplated hereby.

                  (b) Within 30 days after the end of each calendar month (other than in the case of December 1996, and then within 90 days after the end of such month), Osborn shall deliver to Mergeco, for each of the Stations, and for Osborn as a whole, monthly operating statements (in a form consistent with the monthly operating statements previously supplied to Mergeco) prepared in the ordinary course of business for internal purposes, including comparisons to comparable prior year periods and current year budget. Further, within 45 days after the end of each calendar quarter, Osborn shall deliver to Mergeco, for each of the Stations, quarterly statements prepared in the ordinary course for internal purposes containing the dollar amount of all trade and barter agreements of each Station. Osborn shall deliver to Mergeco the rating books and such other ratings information subscribed to by Osborn including, without limitation, Arbitrends, Accuratings or any other written information reflective of the quantitative or qualitative nature of the audiences of the Stations for each of the Stations upon receipt of the same by the corporate officers of Osborn. Osborn shall instruct the Station Management of each Station to provide such information and reports to Osborn's corporate officers promptly upon receipt by such Station Management. In addition, as soon as the same are distributed to Osborn's corporate officers by each Station, Osborn will provide Mergeco with copies of each Station's weekly sales pacing reports, with comparisons to sales pacing in the corresponding period of the prior year.

                  (c) Without duplication of Sections 4.2(b), at such time as Osborn provides the same to its lenders, Osborn shall provide Mergeco with copies of the financial statements and other information delivered by Osborn to such lenders.

                  (d) Osborn shall promptly deliver to Mergeco true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

         4.3. Assistance. If Mergeco requests, Osborn will cooperate, and will cause Ernst & Young LLP to cooperate, in all reasonable respects with the efforts of Mergeco to finance the transactions contemplated by this Agreement, including without limitation, providing assistance in the preparation of one or more registration statements or other offering documents relating to debt and/or equity financing and any other filings that may be made by Mergeco with the SEC, all at the sole expense of Mergeco. Osborn (a) shall furnish to Ernst & Young LLP, as independent accountants to Osborn, such customary management representation letters as Ernst & Young LLP may require of Osborn as a condition to its execution of any required accountants' consents necessary in connection with any filing by Mergeco with the SEC or in connection with the delivery of any "comfort" letters requested by Mergeco's financing sources and (b) shall furnish to Mergeco all financial statements (audited and unaudited) and other information in the possession of Osborn or its representatives or agents as Mergeco shall reasonably determine is necessary or appropriate for the preparation of such offering documents, registration statements or filings. Mergeco will indemnify and hold harmless Osborn and its officers, directors and controlling persons against any and all claims, losses, liabilities, damages, costs or expenses (including reasonable attorneys' fees and expenses) that may arise out of or with respect to the efforts by Mergeco to finance the transactions contemplated hereby, including, without limitation, any registration statement, prospectus, offering documents and other filings related thereto; provided, however, that subject to the limitations and provisions of this Agreement, nothing herein shall prevent Mergeco from asserting any claim for breach of representation or warranty under this Agreement.

         4.4. Compliance With Station Licenses. Osborn shall cause the Stations to be operated in all material respects in accordance with the Station Licenses and all applicable rules and regulations of the FCC and in compliance in all material respects with all other applicable laws, regulations, rules and orders. Osborn shall use its commercially reasonable efforts not to cause or permit any of the Station Licenses to expire or be surrendered, adversely modified or terminated. Osborn shall file or cause to be filed with the FCC all applications (including license renewals) or other documents required to be filed in connection with the operation of the Stations. In addition, if requested by Mergeco and at Mergeco's expense, Osborn shall file or cause to be filed with the FCC applications for new, specifically identified frequencies that may be useful in connection with the operation of the Stations. Should the FCC institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses, Osborn will use its commercially reasonable efforts to promptly contest such proceedings and to seek to have such proceedings terminated in a manner that is favorable to the Stations. Osborn will use its commercially reasonable efforts to maintain the FCC construction permits (if any) listed in Schedule 2.1(g) in effect until the applicable construction projects are complete and to diligently prosecute all pending FCC applications listed in Schedule 2.1(g). If Osborn (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any other Governmental Entity, that could affect Osborn's ability to consummate the transactions contemplated hereby, or should Osborn (or its FCC counsel) become aware of any fact relating to the qualifications of Osborn that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the Station Licenses, Osborn shall promptly notify Mergeco in writing and use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

         4.5. Notification of Certain Matters. Osborn shall give prompt written notice to Mergeco of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Osborn contained in this Agreement to be untrue or inaccurate (in any material respect for any representation or warranty not already qualified for materiality) at any time from the date hereof to the Closing Date, (b) the failure of Osborn to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) the occurrence of a Station Event (as defined in

Section 8.1) and (d) the occurrence of any threat by any officer of Osborn or any of its subsidiaries or any General Manager, Station Manager, General Sales Manager or Programming Director of a Station to resign or otherwise terminate their employment or independent contractor relationship with Osborn or its subsidiaries. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         4.6. Third Party Consents. After the date hereof and prior to the Closing, Osborn shall use its commercially reasonable efforts to obtain the written consent from any party to an agreement or instrument identified in
Schedule 2.1(o) which is required to permit the consummation of the transactions contemplated hereby.

         4.7. Frank D. Osborn Employment Agreement. Immediately prior to the Effective Time, Osborn hereby agrees to execute and deliver an employment agreement to Frank D. Osborn in substantially the form of Exhibit B attached hereto.


                                    ARTICLE V

                              COVENANTS OF MERGECO

         5.1. Notification of Certain Matters. If Mergeco (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity, that could affect Mergeco's ability to consummate the transactions contemplated hereby, or should Mergeco (or its FCC counsel) become aware of any fact relating to the qualifications of Mergeco that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the Station Licenses, Mergeco shall promptly notify Osborn thereof and shall use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement. In addition, Mergeco shall give to Osborn prompt written notice of
(a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Mergeco contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, and (b) the failure of Mergeco, or any officer, director, employee or agent thereof, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         5.2. Commitment Letter. On or before September 3, 1996, Mergeco shall deliver to Osborn a binding commitment letter from Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership ("Fund III"), to provide financing in an amount of $27.2 million to provide Mergeco a portion of the funds necessary to enable Mergeco to consummate the transactions contemplated hereby. Fund III shall at such time have subscription commitments for unallocated capital equal to at least its committed amount and there shall be no restrictions on Fund III's ability to call such capital.

                                   ARTICLE VI

                                MUTUAL COVENANTS

         6.1. Application for Commission Consent. By the tenth business day after the date hereof, Osborn and Mergeco will join in one or more applications filed with the FCC requesting the FCC's written consent to the transfer of control of the Station Licenses pursuant to this Agreement (the "Applications"). The parties will take all proper steps reasonably necessary (a) to diligently prosecute the Applications and (b) to obtain the Commission's determination that the grant of each Application will serve the public interest, convenience and necessity (the "Commission Consent"). The failure by either party to timely file or diligently prosecute its portion of any Application shall be a material breach of this Agreement.

         6.2. Control of Stations. This Agreement will not be consummated until after the Commission Consents with respect to the Applications referred to in
Section 6.1 are granted without any material adverse conditions not customarily imposed on the grant of such applications and have become Final Orders. "Final Order" means an order, action or decision of the FCC (without the inclusion of any material adverse conditions not customarily imposed with respect to such consents) that has not been reversed, stayed, enjoined, annulled or suspended and as to which (a) no timely request for stay, appeal, petition for reconsideration, application for review, or reconsideration by the FCC on its own motion is pending and (b) the time for filing any such request, appeal, petition or application, or for reconsideration by the FCC on its own motion, has expired. Between the date of this Agreement and the Closing Date, Mergeco will not directly or indirectly control, supervise or direct the operation of the Stations. Further, between the date of this Agreement and the Closing Date, Osborn shall, directly or indirectly, supervise or control the operation of the Stations. Such operation shall be the sole responsibility of Osborn.

         6.3. Other Governmental Consents. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate governmental authorities (other than the FCC) such requests, reports or notifications as may be required in connection with this Agreement, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Without limiting the foregoing, the parties shall (a) file promptly with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated hereby and shall use their commercially reasonable efforts to cause all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date and (b) make all necessary filings, and thereafter make any other required submissions with respect to the transactions contemplated hereby under the Securities Act and the Exchange Act and the rules and regulations thereunder, including filing the Proxy Statement, and any other applicable federal or state securities laws.

         6.4. Brokers or Finders. Mergeco represents and warrants to Osborn, and other than Bankers Trust and Robert Chaisson, Osborn represents and warrants to Mergeco, that no agent, broker, investment banker or other or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. Osborn also represents and warrants that the aggregate fees payable to Bankers Trust and Robert Chaisson in connection with any of the transactions contemplated by this Agreement shall not exceed $1,250,000.

         6.5. Additional Agreement. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, entering into the Release (as defined in Section 9.3) as contemplated by Section 9.3 and, if Mergeco has preferred stock issued and outstanding prior to the Closing, at the request of Mergeco, amending Sections
1.4 and 1.6 to provide that such preferred stock shall be converted into preferred stock of the Surviving Corporation and amending the Certificate of Incorporation of Osborn to the extent necessary to allow such preferred stock to become preferred stock of the Surviving Corporation.

         6.6. Escrow Agreement. The parties hereto who are to be parties to the Escrow Agreement hereby covenant and agree to execute and deliver the Escrow Agreement on the date of this Agreement.


                                   ARTICLE VII

                              CONDITIONS PRECEDENT

         7.1. Conditions to Each Party's Obligation. The respective obligations of each party to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

                  (a) Stockholder Approval. The Merger and this Agreement and the other transactions contemplated hereby shall have been approved and adopted by the requisite vote or consent of the stockholders of Osborn.

                  (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained. The Commission Consents shall have become Final Orders.

                  (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

                  (d) No Action. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

         7.2. Conditions to Obligation of Mergeco. The obligation of Mergeco to effect the Merger and the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by
Mergeco:

                  (a) Representations and Warranties. The representations and warranties of Osborn set forth in this Agreement shall be true and correct (in all material respects for any representation or warranty not already qualified for materiality) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless otherwise limited to the date of this Agreement), and Mergeco shall have received a certificate signed on behalf of Osborn by the chief executive officer or by the chief financial officer to such effect with respect to Osborn.

                  (b) Performance of Obligations. Osborn shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and Mergeco shall have received a certificate signed on behalf of Osborn by the chief executive officer or by the chief financial officer to such effect.

                  (c) Consents Under Agreements. Mergeco shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each person that is a party to a contract or agreement identified in Schedule 2.1(o) whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby.

                  (d) Legal Opinions. Mergeco shall have received from (i) Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Osborn, and (ii) Haley, Bader & Potts, special FCC counsel to Osborn, one or more opinions dated the Closing Date, in substantially the forms attached as Exhibits D and E hereto, which opinions shall expressly provide that they may be relied upon by Mergeco's lenders, underwriters or other sources of financing with respect to the transactions contemplated hereby.

                  (e) Subscription. Concurrently with the execution of this Agreement, Frank D. Osborn shall have entered into a Subscription Agreement in substantially the form of Exhibit C attached hereto and thereby subscribed for one share of the common stock, par value $0.01 per share, of the Parent in exchange for each share of Common Stock held of record by him. The closing contemplated by the Subscription Agreement shall have occurred immediately prior to the Effective Time.

                  (f) Options and Warrants. Osborn shall have obtained the consent of each holder of Options or Warrants, as applicable, to the settlement of such holder's Options or Warrants pursuant to the terms of Sections 1.7 and 1.8, respectively.

                  (g) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Osborn pursuant to
Section 8.2 shall have been delivered.

                  (h) Frank D. Osborn Employment Agreement. Osborn shall have executed and delivered the employment agreement to Frank D. Osborn as required by Section 4.7.

                  (i) Fees and Expenses. The aggregate fees and expenses payable to Alex. Brown, Bankers Trust and Robert Chaisson which have been incurred in connection with any of the Transactions contemplated by this Agreement, shall not have exceeded $2,075,000.

         7.3. Conditions to Obligations of Osborn. The obligation of Osborn to effect the Merger and the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by
Osborn:

                  (a) Representations and Warranties. The representations and warranties of Mergeco set forth in this Agreement shall be true and correct (in all material respects for any representation or warranty not already qualified for materiality) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Osborn shall have received a certificate signed on behalf of Mergeco by the chief executive officer or by the chief financial officer of Mergeco to such effect.

                  (b) Performance of Obligations of Mergeco. Mergeco shall have performed in all material respects the obligations required to be performed by it under this Agreement prior to the Closing Date, and Osborn shall have received a certificate signed on behalf of Mergeco by the chief executive officer or by the chief financial officer of Mergeco to such effect.

                  (c) Legal Opinions. Osborn shall have received from (i) Vinson & Elkins L.L.P., counsel to Mergeco, and (ii) Fisher, Wayland, Cooper & Leader, special FCC counsel to Mergeco, opinions dated the Closing Date, in substantially the forms attached hereto as Exhibits F and G.

                  (d) Closing, Deliveries. All documents and instruments required to be delivered by Mergeco pursuant to Section 8.2 shall have been delivered.

                                  ARTICLE VIII

                                     CLOSING

         8.1. Closing. The closing of the Merger (the "Closing") will take place at the offices of Vinson & Elkins L.L.P., Dallas, Texas, at 10:00 a.m., local time, or at such other place and time as Mergeco and Osborn may agree, subject to the satisfaction or waiver of the conditions set forth in Article VII, on or before the 10th business day after the Commission Consent has become a Final Order, upon five business days' prior written notice, given within the first 5 business days after the Commission Consent has become a Final Order, from Mergeco to Osborn of the date on which the Closing shall occur (the "Closing Date"); provided, however, that in no event shall the Closing occur prior to February 20, 1997. Notwithstanding the foregoing, (a) in the case of a Trading Event, a Banking Event or a Station Event (in each case as defined below), (i) if the Cessation Date (as defined below) is less than 60 days after the Event Date (as defined below), Mergeco, in its discretion, may extend the Closing Date to a date not later than the 30th day after the Cessation Date,
(ii) if the Cessation Date is more than 60, but less than 90, days after the Event Date, Mergeco, in its discretion, shall elect on the first to occur of the 10th business day after the Cessation Date or the 90th day (or, if not a business day, the next business day) after the Event Date (the "Election Date") to either (A) close the Merger on the later to occur of the 5th business day after the Election Date or the 90th day (or, if not a business day, the next business day) after the Event Date or (B) terminate this Agreement, or (iii) if the Cessation Date has not occurred by the 90th day after the Event Date, then on the 90th day (or, if not a business day, the next business day) after the Event Date Mergeco, in its discretion, shall elect to close the Merger on the 5th business day thereafter or terminate this Agreement, (b) in the case of a Conflict Event, Mergeco, in its discretion, may only extend the Closing Date to a date not to exceed the 90th day after the Event Date, (c) if a Cure Period (as defined in Section 9.1(b)(i)) has not ended on or before the Closing Date, the Closing Date shall be extended to the end of the Cure Period, and (d) if the Closing does not occur within 20 days after the date of the Final Order, the parties hereby agree to request approval from the FCC to extend the Closing so that the Closing contemplated hereunder will not violate any FCC rules or regulations. For purposes of this Agreement, a "Trading Event" shall mean that trading generally in securities on the New York Stock Exchange shall have been suspended or materially limited; a "Banking Event" shall mean that a general moratorium on commercial banking activities in New York, New York shall have been declared by any federal or state authority; a "Conflict Event" shall mean the occurrence of any major armed conflict involving a substantial participation by the armed forces of the United States of America; a "Station Event" shall mean any act of nature, calamity or casualty (including but not limited to fires, floods, earthquakes and storms) that has caused one or more Stations representing an aggregate of 3% of the consolidated gross revenues of Osborn for the last full 12 calendar months not to be operating in compliance with its or their respective Station License(s); an "Event Date" shall mean the date on which a Trading Event, Banking Event, Conflict Event or a Station Event occurs; and a "Cessation Date" shall mean the date on which a Trading Event, Banking Event, Conflict Event or a Station Event ends. Pro forma adjustments shall be made for purposes of calculating gross revenues for the 12-month period specified in the definition of "Station Event" to (i) eliminate the gross revenues of any Station sold during such 12-month period and (ii) with respect to any radio broadcast station acquired during such 12-month period, to assume that such station was acquired at the beginning of such 12-month period and include the gross revenues of such station for the full 12-month period.

         8.2.     Actions to Occur at Closing.

                  (a) At the Closing, Mergeco shall deliver to Osborn the following:

                           (i)      the certificates in Section 7.3(a) and (b);
                                    and

                           (ii)     the opinions of counsel in Section 7.3(c).

                  (b) At the Closing, Osborn shall deliver to Mergeco the following:

                           (i) the certificates described in Section 7.2(a) and (b); and

                           (ii)     the opinions of counsel in Section 7.2(d).

                  (c) At the Closing, Mergeco shall receive from Osborn an affidavit described in Section 1445(b)(3) of the Code.

                  (d) At the Closing, the Certificate of Merger shall be signed by the parties and filed with the Secretary of State of the State of Delaware.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         9.1. Termination. This Agreement may be terminated prior to the
Closing:

                  (a)      by mutual consent of Mergeco and Osborn;

                  (b)      by either Mergeco or Osborn:

                           (i) if there shall have been any breach of any
representation or warranty, or any material breach of any covenant or agreement, on the part of Mergeco, on the one hand, or Osborn, on the other hand, set forth in this Agreement which breach shall not have been cured within twenty (20) days (the "Cure Period") following receipt by the breaching party of written notice of such breach;

                           (ii) if a court of competent jurisdiction or other
Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

                           (iii) if, for any reason, the FCC denies or dismisses
any of the Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                           (iv) if, for any reason, any of the Applications is
designated for an evidentiary hearing by the FCC;

                           (v) if this Agreement and the transactions
contemplated hereby, when presented to the holders of Common Stock for their consideration, whether by vote or by consent, shall fail to receive the requisite vote or consent for approval and adoption by the holders of Common Stock; or

                           (vi) if the Closing shall not have occurred by the
later of the first anniversary date of this Agreement, or the date to which the Closing Date is extended pursuant to the second sentence of Section 8.1; provided, however, that the right to terminate this Agreement under this clause
(vi) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                  (c)      by Mergeco:

                           (i) with respect to a Trading Event, Banking Event,
or a Station Event, at its option, as provided in the second sentence of Section 8.1;

                           (ii) if the FCC grants any of the Applications with
any material adverse conditions not generally imposed on grants of such applications and the time for reconsideration or court review under the Communications Act with respect to such material adverse conditions has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                           (iii) if (A) the Osborn Board (1) withdraws its
recommendation of this Agreement or the Merger (whether or not under the circumstances permitted by this Agreement) or shall have resolved to do so or
(2) shall have recommended to the stockholders of Osborn any Business Combination Transaction (as defined in Section 9.2), whether or not in the circumstances under which Osborn has a right to terminate this Agreement pursuant to Section 9.1(d)(i) of this Agreement, or resolved to do so or (B) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Osborn is commenced (other than by Osborn or its affiliates) and the Osborn Board fails to recommend against the stockholders of Osborn tendering their shares into such tender offer or exchange offer; or

                           (iv) if Osborn shall fail to perform its obligations
under Section 8.2; or

                  (d)      by Osborn:

                           (i) by Osborn if, prior to the receipt of the
requisite vote or consent for approval and adoption by the holders of Common Stock of this Agreement and the transactions contemplated hereby, in the exercise of its good faith judgment (subject to Section 4.1) as to its fiduciary duties to its stockholders under applicable law, the Osborn Board determines that such termination is required by such fiduciary duties by reason of a proposal that either constitutes a Business Combination Transaction or may reasonably be expected to lead to a Business Combination Transaction on terms more favorable to the stockholders of Osborn than the Merger and which has a reasonable prospect of being consummated in accordance with its terms (such determination being based on consultations with Alex. Brown and the opinion of its independent legal counsel that such termination is required in order for the Osborn Board not to breach its fiduciary duties to stockholders imposed by applicable law) (a "Business Combination Transaction Proposal"); provided that Osborn has provided Mergeco with at least 48 hours prior written notice of its intent to so terminate this Agreement (together with a summary of the material terms of such Business Combination Transaction Proposal); and provided further that any termination of this Agreement by Osborn pursuant to this Section 9.1(d)(i) shall not be effective until Osborn has made payment of the Alternative Proposal Fee (as hereinafter defined) and the Acquiror Expenses (as hereinafter defined) as required by Section 9.2 hereof; or

                           (ii) if Mergeco shall fail to perform any of its
obligations under Section 8.2.

The right of any party hereto to terminate this Agreement pursuant to this
Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, no party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the consent of the other parties hereto.

         9.2. Fees and Expenses. Osborn shall pay Mergeco a fee (an "Alternative Proposal Fee") of $3,750,000 if this Agreement is terminated pursuant to Section 9.1(c)(iii) or simultaneously with any termination of this Agreement pursuant to
Section 9.1(d)(i). As used herein, the term "Business Combination Transaction" shall mean any of the following involving Osborn: (a) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Merger); (b) any sale, lease, exchange, transfer or other disposition (other than a pledge or mortgage) of 50% or more of the assets of Osborn and its subsidiaries in a single transaction or series of related transactions; or (c) the acquisition by a person or entity or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 35% or more of the shares of Common Stock, whether by tender offer, exchange offer or otherwise.

         9.3. Effect of Termination. In the event of termination of this Agreement by either Osborn or Mergeco as provided in Section 9.1, this Agreement shall forthwith become void, the Merger shall be abandoned and there shall be no liability on the part of Osborn or Mergeco of any kind whatsoever, except (i) with respect to Section 9.2 which shall continue to apply in accordance with its terms and (ii) each party shall remain liable for a breach of this Agreement. Termination of this Agreement shall have no effect on the rights and obligations of the parties under the Confidentiality Agreement. In the event that Osborn terminates this Agreement under Section 9.1(b)(i), the parties agree and acknowledge that Osborn will suffer damages that are not practicable to ascertain at the time of execution of this Agreement. Accordingly, Osborn and Mergeco agree that, in such event, Osborn shall be entitled to the sum of $5,000,000 as liquidated damages. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement by Osborn pursuant to Section 9.1(b)(i). Osborn agrees that, to the fullest extent permitted by law, the right to payment of the $5,000,000 as liquidated damages under this Section 9.3 shall be its sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that Osborn may suffer or allege to suffer as a result of any claim or cause of action asserted by Osborn relating to or arising from breaches of the representations, warranties or covenants of Mergeco contained in this Agreement and to be made or performed at or prior to the Closing; provided that as a condition to payment, and upon receipt, of liquidated damages under this Section 9.3, Osborn hereby
(a) irrevocably and unconditionally releases, acquits, and forever discharges Mergeco, Parent and their respective successors, assigns, employees, agents, stockholders, partners, subsidiaries, parent companies and other affiliates (corporate or otherwise) (the "Released Parties") of and from any and all claims, demands, causes of action, or liabilities of any kind whatsoever, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, against the Released Parties, including, without limitation, any claim, demand, cause of action, or liability arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of this Agreement or any agreement entered into in connection herewith or related hereto, and (b) agrees to deliver a Release (herein so called) in the form of Exhibit L attached hereto, to Mergeco and Parent.


                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1. Non-Survival of Representations, Warranties and Covenants. The representations and warranties in this Agreement shall terminate at the Effective Time. Except for those covenants and agreements which are fully performed on or prior to the Effective Time, all covenants and agreements in this Agreement shall survive the Effective Time indefinitely.

         10.2. Knowledge. Wherever reference is made in this Agreement to a particular statement being "to the knowledge of Osborn" (or any correlative phrase), such phrase shall be deemed to include the actual knowledge of any officer of Osborn or its subsidiaries, and the General Managers and/or Station Managers and Chief Engineers of each of the Stations.

         10.3. Amendment and Modification. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Osborn, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         10.4. Waiver of Compliance. Any failure of Mergeco on the one hand, or Osborn, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

         10.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

         10.6. Expenses and Obligations. Except as otherwise expressly provided in this Agreement or as provided by law, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. In the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any action or proceeding.

         10.7. Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         10.8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to Mergeco or Parent, to

                           OCC Acquisition Company, Inc.
                           200 Crescent Court, Suite 1600
                           Dallas, Texas 75201
                           Attn: Lawrence D. Stuart
                           Facsimile: (214) 740-7313
                           with a copy to

                           Vinson & Elkins L.L.P.
                           3700 Trammell Crow Center
                           2001 Ross Avenue
                           Dallas, Texas  75201
                           Attn:    Michael D. Wortley
                           Facsimile: (214) 220-7716

                  (b)      If to Osborn,

                           Osborn Communications Corporation
                           130 Mason Street
                           Greenwich, Connecticut 06830
                           Attn: Frank D. Osborn
                           Facsimile: (203) 629-1749


                           with a copy to

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1385 Avenue of the Americas
                           New York, New York 10019
                           Attn: Robert M. Hirsh
                           Facsimile: (212) 757-3990

         10.9. Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The table of contents, if any, and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         10.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         10.11. Entire Agreement. This Agreement (which term shall be deemed to include the Confidentiality Agreement referred to in Section 4.2(a), the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement (as so defined).

         10.12. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY SUIT OR PROCEEDING BROUGHT HEREUNDER SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN DELAWARE.

         10.13. Public Announcements. (a) Mergeco and Osborn shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and (b) prior to the Effective Time, Osborn will not issue any other press release or otherwise make any public statements regarding its business, except as may be required by applicable law or any listing agreement with the National Association of Securities Dealers, Inc. to which Osborn is a party.

         10.14. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that (a) upon notice to Osborn and without releasing Mergeco from any of its obligations or liabilities hereunder, Mergeco may assign or delegate any or all of its rights or obligations under this Agreement to any affiliate thereof, and (b) nothing in this Agreement shall limit Mergeco's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Mergeco without the consent of Osborn. Osborn shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Mergeco or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to Osborn that any such collateral assignment has been foreclosed upon, Osborn shall be entitled to deal exclusively with Mergeco as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Mergeco's assigns. Nothing in this Agreement shall prevent the Parent from assigning its interest in Mergeco to an affiliate of the Parent.

         10.15. Further Assurances. At the Closing or from time to time thereafter, the Surviving Corporation shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as the other reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

         10.16. Director, Officer and Stockholder Liability. The directors, officers and stockholders of Mergeco and the directors, officers and stockholders of the Parent shall not have any personal liability for any liabilities arising under this Agreement. The directors, officers and stockholders of Osborn and its subsidiaries shall not have any personal liability for any liabilities arising under this Agreement.

         10.17. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a specified person means a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person;

                  (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

                  (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

                  (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                  (e) "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or other legal entity or government, political subdivision, agency or instrumentality of a government; and

                  (f) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns or has rights to acquire, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  (g) "Voting Agreement" shall mean the Voting Agreement in substantially the form of Exhibit H hereto dated as of even date herewith, by and among Mergeco and the stockholders of Osborn named therein.

         IN WITNESS WHEREOF, Mergeco, Osborn, and the Parent have caused this Agreement to be signed, all as of the date first written above.

                                            MERGECO:

                                            OCC ACQUISITION COMPANY, INC.


                                            /s/ Eric C. Neuman
                                            ____________________________________
                                            By:      Eric C. Neuman
                                            Its:     President


                                            OSBORN:

                                            OSBORN COMMUNICATIONS CORPORATION

                                            /s/ Frank D. Osborn
                                            ____________________________________
                                            By:      Frank D. Osborn
                                            Its:     President



                                            PARENT:

                                            OCC HOLDING CORPORATION


                                            /s/ Eric C. Neuman
                                            ____________________________________
                                            By:      Eric C. Neuman
                                            Its:     President

                                                                     APPENDIX B

                                                              July 23, 1996




The Board of Directors
Osborn Communications Corporation
130 Mason Street
Greenwich, CT 06830

Dear Sirs:

         Osborn Communications Corporation, Inc., a Delaware corporation ("Osborn" or the "Company"), Capstar Broadcasting Partners, L.P., a Delaware limited partnership ("Buyer"), OCC Acquisition Company, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Mergeco"), and OCC Holding Corporation, a Delaware corporation ("Parent") which holds all of the outstanding capital stock of Mergeco have entered into an Agreement and Plan of Merger dated as of July 23, 1996 (the "Agreement"). Pursuant to the Agreement, the implementation of which is contingent on approval by Osborn stockholders, Mergeco will merge with and into Osborn (the "Merger") through the acquisition of each share of issued and outstanding Osborn common stock (the "Common Stock") for $15.375 in cash. You have requested our opinion as to whether the consideration to be received by the holders of Osborn Common Stock, pursuant to the Agreement, is fair from a financial point of view, to such holders.

         Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Osborn in connection with the Merger and will receive a fee for our services, which fee is contingent upon the consummation of the Merger. We have also, from time to time, provided other investment banking services to Osborn. Alex. Brown regularly publishes research reports regarding the broadcasting industry and the businesses and securities of publicly owned companies in that industry.

         In connection with our opinion, we have reviewed certain publicly available financial information concerning Osborn, as well as certain internal financial analyses and other financial information furnished to us by the Company. We have also held discussions with senior management of Osborn regarding its businesses and prospects. In addition, we have (i) reviewed the reported price and trading activity for the Common Stock of Osborn; (ii) compared certain financial and stock market information for Osborn with similar information for certain other radio broadcasting companies whose securities are publicly traded; (iii) reviewed the financial terms of certain recent business combinations in the radio broadcasting industry; and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

The Board of Directors
Osborn Communications Corporation
July 23, 1996



         We have not independently verified the information described above; and for purposes of this opinion, we have assumed the accuracy, completeness and fairness thereof. With specific regard to the information received relating to the prospects of Osborn, we have assumed that such information reflects the best currently available judgments and estimates of Osborn management as to the likely future financial performance of the Company. In addition, we have not made, been provided with, not relied upon an independent evaluation or appraisal of the assets of Osborn. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

         Our services and the opinion expressed herein were prepared for the use of the Board of Directors of Osborn and do not, nor are intended to, constitute a recommendation to the holders of the Osborn Common Stock, as to how they should vote at the stockholder's meeting in connection with the Merger. At the request of the Board of Directors of Osborn, but without expanding, nor intending to expand, the limited use and purpose hereof, we hereby consent to the inclusion (but only to the extent such inclusion is legally required) of this opinion as an exhibit to filings required to be made with the Securities and Exchange Commission or with materials required to be distributed to stockholders of Osborn in connection with the Merger.

         Based upon and subject to the foregoing, it is our opinion that, as of the date of July 22, 1996, the consideration to be received by the holders of the Osborn Common Stock, pursuant to the Agreement is fair, from a financial point of view, to such holders.

                                                Very truly yours,
                                                ALEX. BROWN & SONS INCORPORATED

                                                By:    /s/ STEVEN K. FISCHER
                                                Name:  Steven K. Fischer
                                                         Managing Director

                                                                      APPENDIX C


                                APPRAISAL RIGHTS
                                PROVISIONS OF THE
                        DELAWARE GENERAL CORPORATION LAW



SECTION 262.  APPRAISAL RIGHTS.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to subsection (g) of sec. 251), 252, 254, 257, 258, 263 or 264 of this title:

                  (i) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipt in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

                  (ii) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           (1) Shares of stock of the corporation surviving or
resulting from such merger or consolidation, or depository receipts in respect thereof;

                           (2) Shares of stock of any other corporation, or
depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           (3) Cash in lieu of fractional shares or fractional
depository receipts described in the foregoing subparagraphs (i) and (ii) of this paragraph;

                           (4) Any combination of the shares of stock,
depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

                  (iii) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (i) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (ii) If the merger or consolidation was approved pursuant to sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights on the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation which shall, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest if any, to be paid upon the amount determined to be the fair value. In deter mining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payments shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                  (i) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 79, L. '95, eff. 7-1-95.)

                        OSBORN COMMUNICATIONS CORPORATION

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                      OF OSBORN COMMUNICATIONS CORPORATION

               Special Meeting of Stockholders - December 17, 1996

         The undersigned stockholder of Osborn Communications Corporation, a Delaware corporation ("Osborn"), hereby appoints Frank D. Osborn, Thomas S. Douglas and Michael F. Mangan, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all of the shares of common stock of Osborn held of record by the undersigned on November 8, 1996 at the Special Meeting of Stockholders, or any adjournment or postponement thereof (the "Special Meeting"), with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Special Meeting of Stockholders and the Proxy Statement, each dated November 14, 1996.

         The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares, and hereby ratifies and confirms all that said attorneys and proxies, or other substitutes, may do by virtue hereof. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all the powers of said attorneys and proxies.

/x/  PLEASE MARK VOTES
      AS IN THIS EXAMPLE

                        OSBORN COMMUNICATIONS CORPORATION
                   THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 1:

                                                      For    Against    Abstain
1.       The proposal to adopt the Agreement and      / /      / /        / /
         Plan of Merger by and among Osborn
         Communications Corporation, OCC Holding Corporation and OCC Acquisition Company, Inc., and the transactions contemplated thereby.

2. In their discretion with respect to any other matters that may properly come before the Special Meeting.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

         The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement with respect to the Special Meeting.






Dated: ________________________, 1996

Please sign as name(s) appear on this proxy. If a joint account, each joint owner must sign. If signing for a corporation or a partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

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Signature(s)

Mark box at right if comments or address change have / / been noted on the reverse side of this card.

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DETACH CARD                                 DETACH CARD